Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN EXCLUDED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
CREDIT AND SECURITY AGREEMENT
dated as of July 31, 2019
by and among
CELADON GROUP, INC.
and each of its Subsidiaries Party hereto,
each as Borrower, and collectively as Borrowers,
and
MIDCAP FINANCIAL TRUST,
as Administrative Agent and as a Lender,
and
THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO

i

ANNEXES, EXHIBITS AND SCHEDULES
ANNEXES
Annex A	‑	Commitment Annex

EXHIBITS
Exhibit A	‑	[Reserved]
Exhibit B	‑	Form of Compliance Certificate
Exhibit C	‑	Borrowing Base Certificate
Exhibit D	‑	Form of Notice of Borrowing
Exhibit E	‑	[Reserved]
Exhibit F-1	-	Form of U.S. Tax Compliance Certificate
Exhibit F-2	-	Form of U.S. Tax Compliance Certificate
Exhibit F-3	-	Form of U.S. Tax Compliance Certificate
Exhibit F-4	-	Form of U.S. Tax Compliance Certificate

SCHEDULES
Schedule 3.1	‑	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	‑	Capitalization
Schedule 3.6	‑	Litigation
Schedule 3.13	-	Taxes
Schedule 3.14	-	Compliance with ERISA
Schedule 3.17	‑	Material Contracts
Schedule 3.18	‑	Environmental Compliance
Schedule 3.19	‑	Intellectual Property
Schedule 4.4	‑	Insurance
Schedule 4.9	‑	Litigation, Governmental Proceedings and Other Notice Events
Schedule 5.1	‑	Debt; Contingent Obligations
Schedule 5.2	‑	Liens
Schedule 5.7	‑	Permitted Investments
Schedule 5.8	‑	Affiliate Transactions
Schedule 5.11	‑	Business Description
Schedule 5.14	‑	Deposit Accounts and Securities Accounts
Schedule 7.4	‑	Post-Closing Obligations
Schedule 9.1	‑	Collateral
Schedule 9.2	‑	Location of Collateral

v

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the "Agreement") is dated as of July 31, 2019 by and among CELADON GROUP, INC., a Delaware corporation ("Celadon Group"), and any additional borrower party hereto as designated on the signature pages hereto and any additional Person who may hereafter be added to this Agreement (each individually as a "Borrower", and collectively as "Borrowers"), MIDCAP FINANCIAL TRUST, a Delaware statutory trust, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.
RECITALS:
Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein.  Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:
ARTICLE 1 - DEFINITIONS
Section 1.1          Certain Defined Terms.  The following terms have the following meanings:
"ABL Priority Collateral" has the meaning set forth in the Term Loan Intercreditor Agreement.
"Acceleration Event" means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).
"Account Debtor" means "account debtor", as defined in Article 9 of the UCC, and any other obligor in respect of an Account.
"Accounts" means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any "account" (as defined in the UCC and in the PPSA, as applicable), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any "health-care-insurance receivables" (as defined in the UCC), any "payment intangibles" (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, "general intangibles" (as defined in the UCC), "intangibles" (as defined in the PPSA), Intellectual Property, rights, remedies, Guarantees,

"supporting obligations" (as defined in the UCC), "letter-of-credit rights" (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.
"Agent" means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.
"Affiliate" means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person's (other than, with respect to any Lender, any Lender's) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons.  As used in this definition, the term "control" of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Anti-Terrorism Laws" means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC, and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation.
"Applicable Margin" means with respect to Revolving Loans and all other Obligations three and one-half percent (3.50%).
"Approved Fund" means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
"Asset Disposition" means any sale, lease, license, transfer, assignment, statutory division or other consensual disposition of assets by, or liquidation or dissolution of, any Credit Party or its Subsidiaries.
"Assignment Agreement" means an assignment agreement in form and substance satisfactory to Agent.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
"Base Rate" means the per annum rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate," with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.
"BIA" means the Bankruptcy and Insolvency Act (Canada) as amended from time to time.
"Blocked Person" means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224, or (e) that is named a "specially designated national" or "blocked person" on the most current list published by OFAC or other similar list or is named as a "listed person" or "listed entity" on other lists made under any Anti-Terrorism Law.
"Borrower" and "Borrowers" mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.
"Borrower Representative" means Celadon Group, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.
"Borrowing Base" means:
(a)          the product of (i) ninety percent (90%) multiplied by (ii) the aggregate net amount at such time of the sum of (x) the Eligible Accounts and (y) the Eligible Unbilled Accounts, minus
(b)          the amount of any reserves (including, without limitation, the Dilution Reserve, the Canadian Priority Payable Reserves, the Overdue AP Reserve and/or adjustments provided for in this Agreement.

Notwithstanding the foregoing, (x) not more than $10,000,000 of the Borrowing Base shall, at any time, be comprised of Eligible Accounts and Eligible Unbilled Accounts, in each case, owing by Account Debtors whose principal place of business or chief executive office is located in Canada, and (y) not more than $5,000,000 of the Borrowing Base shall, at any time, be comprised of Eligible Unbilled Accounts.
"Borrowing Base Certificate" means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.
"Business Day" means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by law to close.
"Canadian Anti-Money Laundering & Anti-Terrorism Legislation" means the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the United Nations Act (Canada) or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act (Canada).
"Canadian Credit Party" means each Canadian Subsidiary that is a Borrower or a Guarantor.
"Canadian Defined Benefit Pension Plan" means Canadian Pension Plan which contains a "defined benefit provision," as defined in subsection 147.1(1) of the ITA.
"Canadian Economic Sanctions and Export Control Laws" means any Canadian Laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Corruption of Foreign Public Officials Act (Canada), Part II.1 of the Criminal Code (Canada), and the Export and Import Permits Act (Canada), and any related regulations.
"Canadian Guarantee" means any Guarantee of the Obligations executed by a Canadian Credit Party on or after the Closing Date.
"Canadian Pension Plans" means each plan that is required to be registered under any applicable Canadian federal or provincial legislation, which is maintained or contributed by a Canadian Credit Party in respect of any Person's employment in Canada other than any Canadian plan established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the Province of Quebec.
"Canadian Priority Payables" means, at any time, with respect to the Borrowing Base, the amount due and owing by any Canadian Credit Party, or the accrued amount for which such Canadian Credit Party has an obligation to remit, on or prior to the date as of which the

Borrowing Base is to be determined and remaining unpaid at the time of determination of the Borrowing Base, to a Governmental Authority or other Person pursuant to any applicable Law, rule or regulation, in respect of (i) employment insurance, (ii) goods and services taxes, sales taxes, employee income taxes, excise tax and other taxes payable or to be remitted or withheld, (iii) workers' compensation, (iv) wages, salaries, commission or compensation, including vacation pay (including, as provided for, under the Wage Earner Protection Program Act (Canada)), and (v) pension fund obligations, including in respect of unpaid or unremitted pension plan contributions, amounts representing any unfunded liability, solvency deficiency or wind-up deficiency whether or not due with respect to a Canadian Pension Plan (including "normal cost", "special payments" and any other payments in respect of any funding deficiency or shortfall); in each case to the extent any Governmental Authority or other Person may claim a security interest, hypothecation, prior claim, trust, deemed trust or other claim or Lien ranking or, in the discretion of Agent, would reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted pursuant to this Agreement and the Security Documents; and
"Canadian Priority Payable Reserve" means on any date of determination for the Borrowing Base, a reserve established from time to time by Agent in its discretion in such amount as Agent may reasonably determine in respect of Canadian Priority Payables of the Canadian Credit Parties; provided, that without otherwise limiting Agent's Permitted Discretion, the Canadian Priority Payables Reserve shall include a reserve for Canadian Priority Payables in an amount up to the amount of Canadian Priority Payables set forth on the most recent applicable Borrowing Base Certificate (as the same may be reduced or increased by the next succeeding applicable Borrowing Base Certificate) delivered to Agent pursuant to Section 7.2(a).
"Canadian Security Agreement" means the General Security Agreement (governed by Ontario law) dated as of the Closing Date by and among Agent and each Canadian Credit Party.
"Canadian Security Documents" means each Canadian Security Agreement, each Canadian Guarantee and each other security agreement, deed of hypothec, or other document executed and delivered by any Canadian Credit Party pursuant to which a Lien is granted (or purported to be granted) in favor of Agent to secure the Obligations.
"Canadian Subsidiary" means each Subsidiary of Celadon Group organized under the Laws of Canada, or any province or territory thereof.
"Capital Expenditures" means any expenditure that would be classified as a capital expenditure on a statement of cash flow of Borrowers prepared in accordance with GAAP.  For the avoidance of doubt, (a) capital assets include such assets that have a useful life of more than one year and Capital Expenditures include (i) the capitalized cost of assets accrued under capital lease obligations incurred by Borrowers and their Subsidiaries during such period, and (ii) any capital expenditures funded with Debt, and (b) capital assets exclude assets leased under operating leases.
"Capital Lease Obligations" of any Person means all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  It is understood that Capital Lease Obligations do not include obligations under operating leases notwithstanding the accounting treatment under ASC 842, effective July 1, 2019.
"Carry-Over Amount" shall have the meaning set forth in Section 6.2.
"CCAA" means the Companies' Creditors Arrangement Act (Canada) as amended from time to time.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.
"Change in Control" means any of the following events:  (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of any Borrower (or other securities convertible into such voting stock) representing thirty percent (30%) or more of the combined voting power of all voting stock of any Borrower (excluding any equity securities that Luminus acquires as a result from the exercise of the Warrant or upon the conversion of any Equity Interest issued pursuant to the Warrant into any shares of common stock of Celadon Group; or (b) Celadon Group ceases to own, directly or indirectly, one hundred percent (100%) of the capital stock of any of its Subsidiaries (or such lesser portion as may be owned by Principal Borrower as of the date hereof); or (c) the occurrence of any "Change of Control", "Change in Control", or terms of similar import under the Term Loan Debt.  As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934. Notwithstanding the foregoing, it is understood that no Change in Control will result from the exercise of the Warrant by Luminus or upon the conversion by Luminus of any Equity Interests issued pursuant to the Warrants into any shares of common stock of Celadon Group.
"Closing Date" means the date of this Agreement.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
"Collateral" means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.
"Commitment Annex" means Annex A to this Agreement.
"Commitment Expiry Date" means the date that is 3 years following the Closing Date.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.
"Consolidated EBITDA" means, with respect to Borrowers and their Subsidiaries for any fiscal period, in each case determined on a consolidated basis in accordance with GAAP (unless otherwise specified in Section 1.2):  (a) Consolidated Net Income, plus (b) without duplication, the sum of the following amounts to the extent deducted in determining Consolidated Net Income for such period:  (i) Consolidated Interest Expense, (ii) the provision for federal, provincial, territorial, state, local and foreign income taxes or franchise taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority), (iii) depreciation and amortization (including any amortization of an asset recorded as a capitalized lease), plus (c) without duplication, the sum of the following amounts to the extent deducted in determining Consolidated Net Income:  (i) losses and write-downs on the sale of capital assets or Equity Interests and extraordinary losses, (ii) unusual or non-recurring non-cash losses or expenses or minus unusual or non-recurring gains or income, (iii) costs and expenses (including advisor and other professional fees) incurred in connection with (A) amendments to and termination of the Existing Credit Agreement and related negotiations, consummation of the closing of this Agreement and the Term Loan Credit Agreement and the amendment or extension of certain equipment leases and financings in connection therewith (including Borrowers', the Agent's and lender professional fees and any investment banking "success" or similar fees), (B) the issuance of Borrowers' consolidated financial statements for Fiscal Years ended June 30, 2019 and prior, including if applicable, the related restatement of Borrowers' previously issued financial statements (and any interim financial statements for such periods), and (C) the internal investigation conducted by Borrowers' Audit Committee and its advisors, (iv) non-cash deferred debt amortization expense, early extinguishment of debt expense, original issue discount amortization or similar non-cash amounts attributable to financing or intangible assets (including without limitation non-cash amortization, accretion, or interest expense associated with the Warrants), (v) losses arising from discontinued operations for accounting purposes and the disposed of "FTL" business line, not to exceed $3,000,000 in the aggregate during the term of this Agreement, and (vi) loss or expense from the write down of the IVA tax receivable in Mexico not to exceed $17,200,000 in the aggregate during the term of this Agreement, (provided that, to the extent any loss or expense from the write down of receivables is added back to Consolidated EBITDA pursuant to this clause (xii), any collection of such receivables at a future date, up to the amount of the add backs pursuant to this clause (xii), shall be excluded for purposes of calculating Consolidated EBITDA for the fiscal period during which such receivables were collected); minus, (d) without duplication, the sum of the following amounts to the extent added in the calculation of Consolidated Net Income:  (i) gains and write-ups on the sale of capital assets or Equity Interests and extraordinary gains; (ii) gains and write-ups associated with the adjustments to balance sheet entries in connection with the closing, review, and audit of Borrowers' Fiscal Years ended June 30, 2019 and prior whether or not in connection with the investigation initiated by Borrowers' Audit Committee; (iii) tax credits; and (iv) interest income.  For the purposes of calculating Consolidated EBITDA for any period of 12 consecutive months (each, a "Reference Period"), if at any time during such Reference Period (and after the Closing Date), any Borrower or any of their Subsidiaries shall have made a Permitted Disposition of all or substantially all of the assets or Equity Interests of a person or a line of business or division, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis.
"Consolidated EBITDAR" shall mean for any fiscal period, the sum of (a) Consolidated EBITDA for such fiscal period plus (b) Leverage Ratio Rental Expense for such fiscal period.
"Consolidated Fixed Charges" means, with respect to Borrowers and their Subsidiaries for any fiscal period, the sum of (i) Consolidated Interest Expense required to be paid in cash, (ii) scheduled amortization of principal payments on funded Indebtedness (including Capital Lease Obligations) required to be paid in cash (other than (A) "balloon" payments at maturity made with the proceeds of (I) Refinancing Debt, (II) Loans, but only if proceeds of items (I) or (III) of this definition are received and applied against the Obligations (without any permanent paydown) within 60 days of incurrence), or (III) the Asset Disposition of capital assets secured by funded Debt during the period, (B) mandatory prepayments of funded Debt, (C) optional prepayments of funded Debt, or (D) payments that reduce balances of the Loans without a reduction in the Revolving Commitment), (iii) the aggregate amount of federal, provincial, territorial, state, local and foreign income or franchise taxes required to be paid in cash; (iv) [reserved], and (v) Capital Expenditures made, to the extent not financed with (w) the incurrence of Debt, (x) any Equity Issuance, or (y) the Net Cash Proceeds of Asset Dispositions of the types of assets described in the definition of Capital Expenditures or trade-in credits in respect of Asset Dispositions of such assets during such fiscal period.
"Consolidated Interest Expense" means, for Borrowers and their Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense and amortization of debt discounts in respect of any Debt, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) including in respect of the Term Loan Credit Agreement during such period plus (ii) the net amount payable (or minus the net amount receivable) with respect to Swap Contracts during such period (whether or not actually paid or received during such period).
"Consolidated Net Capital Expenditures" means, for Borrowers and their Subsidiaries for any period, the sum of, without duplication, all Capital Expenditures minus Net Cash Proceeds of Asset Dispositions of the types of assets described in the definition of Capital Expenditures or trade-in credits in respect of Asset Dispositions of such assets during such period.
"Consolidated Net Income" means, for Borrowers and their Subsidiaries for any period, the net income (or loss) of Borrowers and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any Equity Interest of any Borrower or any Subsidiary of a Borrower in the unremitted earnings of any Person that is not a Subsidiary, but including any such earnings of such Person that are distributed in cash to any Borrower and its Subsidiaries, and (iv) any gain or income arising from the cancellation or extinguishment of Debt.

"Consolidated Subsidiary" means, at any date, any Subsidiary the accounts of which would be consolidated with those of "parent" Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.
"Contingent Obligation" means, with respect to any Person, any direct or indirect liability of such Person:  (a) with respect to any Debt of another Person (a "Third Party Obligation") if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.
"Contractual Obligation" of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
"Controlled Group" means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
"Credit Exposure" means, at any time, any portion of the Revolving Loan Commitment that remains outstanding, or any Reimbursement Obligation or other Obligation that remains unpaid or any Letter of Credit or Support Agreement not supported with cash collateral required by this Agreement that remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.
"Credit Party" means any Guarantor under a Guarantee of the Obligations or any part thereof, any Borrower and any other Person (other than Agent, a Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document; and "Credit Parties" means all such Persons, collectively.

"Debt" of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person (other than in exchange for other equity securities that are not Disqualified Equity Interests), (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) "earnouts", purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person, (j) Off-Balance Sheet Liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, (k) obligations arising under non-compete agreements to the extent due and payable under such agreements, and (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business, to the extent due and payable under such arrangements.  Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans and Letter of Credit Liabilities.
"Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
"Defaulted Lender" means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.
"Deferred Prosecution Agreement" means that certain Deferred Prosecution Agreement by and between the United States of America, as plaintiff and Celadon Group, Inc., as defendant, filed April 25, 2019 with the United States District Court Southern District of Indiana Indianapolis division.
"Defined Period" means for any given calendar month, the twelve (12) month period immediately preceding any such calendar month; except, for the purpose of measuring Lease Adjusted Leverage Ratio and Fixed Charge Coverage Ratio, Consolidated EBITDA, Consolidated EBITDAR, and Consolidated Fixed Charges will be measured as follows:  (a) for the quarter ending September 30, 2019, each of Consolidated EBITDA, Consolidated EBITDAR, and Consolidated Fixed Charges for such period multiplied by four (4); (b) for the two quarters ending December 31, 2019, each of Consolidated EBITDA, Consolidated EBITDAR, and Consolidated Fixed Charges for such period multiplied by two (2); for the three quarters ending March 31, 2020, each of Consolidated EBITDA, Consolidated EBITDAR, and Consolidated Fixed Charges for such period multiplied by 4/3; and for the four quarters ending June 30, 2020, and thereafter, each of Consolidated EBITDA, Consolidated EBITDAR, and Consolidated Fixed Charges for the four quarters then ending.
"Deposit Account" means a "deposit account" (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.
"Deposit Account Control Agreement" means an agreement, in form and substance satisfactory to Agent, among Agent, any Credit Party and each financial institution in which such Credit Party maintains a Deposit Account, which agreement provides that (a) such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Credit Party, and (b) such financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which Agent has been given value, in each such case expressly consented to by Agent, and containing such other terms and conditions as Agent may require, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.
"Dilution" means, as of any date of determination, a percentage, based upon the experience during any prior period selected from time to time by Agent in its sole discretion, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.
"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts and Eligible Unbilled Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five (5%) percent.
"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for equity securities that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, so long as any rights of the holders thereof shall be, upon the occurrence of a change of control or asset sale event, subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Loan Commitments), (b) is redeemable at the option of the holder thereof (other than solely for equity securities that are not Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty (180) days after the Commitment Expiry Date.
"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate at such time for the purchase of Dollars with such currency.
"Dollars" or "$" means the lawful currency of the United States of America.
"Dormant Subsidiaries" means Jaguar Transportation, Inc., Quality Custom Sleepers LLC, Quality Specialty Vehicles LLC, The American Franchising Group LLC, Truck Inventory, LLC, and Zipp Realty, LLC, and "Dormant Subsidiary" means of the foregoing Persons individually.
"Driver" means an operator of a motor vehicle.
"Driver Contract" means any contract, agreement or arrangement between a Credit Party and a Driver for the operation of a motor vehicle owned or leased by such Credit Party.

"Driver Payables" means amounts owing by a Credit Party to Drivers from time to time pursuant to a Driver Contract.
"EBITDA" has the meaning provided in the Compliance Certificate.
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Eligible Account" means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business, which was generated originally in the name of a Borrower and not acquired via assignment or otherwise, and which Agent, in its good faith credit judgment and discretion, deems to be an Eligible Account.  The net amount of an Eligible Account at any time shall be the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:
(a)          the Account remains unpaid more than ninety (90) days after the applicable goods or services have been rendered or delivered; provided, that with respect to Accounts for which the Account Debtor is Proctor & Gamble, Cotys or their Affiliates, such Accounts will not be ineligible pursuant to this clause (a) unless they remain unpaid more than one hundred twenty (120) days after the applicable goods or services have been rendered or delivered;
(b)          the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
(c)          if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d)          if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;
(e)          if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;
(f)          the Account is subject to a Lien other than a Permitted Lien, or Agent does not have a first priority, perfected Lien on such Account;
(g)          the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;
(h)          the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;
(i)          more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);
(j)          without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;
(k)          the total unpaid Accounts of the Account Debtor obligated on the Account exceed fifteen percent (15%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such fifteen percent (15%) limitation shall be considered ineligible);
(l)          any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect;
(m)          the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;
(n)          the Account is an obligation of an Account Debtor that is a federal, provincial, territorial, state, municipal or local government or any political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent's notice of assignment of such obligation pursuant to this Agreement, and, if such Account is owing by the federal government of the United States, any government of any state thereof, of the federal government of Canada, or the government of any province, territory or subdivision thereof, the applicable Borrowers shall have complied to the reasonable satisfaction of Agent with all applicable requirements of (x) the Assignment of

Claims Act, 31 USC §3727, in the case of Accounts owing from any agency, department or instrumentality of the federal government of the United States, (y) the Financial Administration Act (Canada) in the case of Accounts owing from an agency, department or instrumentality of the federal government of Canada or (z) if applicable, any similar state, provincial, territorial, or subdivision Law or any similar foreign Law, in the case of Accounts owing from any other applicable government agency, department or instrumentality;
(o)          the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any Insolvency Law, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;
(p)          the Account Debtor has its principal place of business or executive office outside the United States or Canada;
(q)          the Account is payable in a currency other than Dollars or, in the case of Accounts of Borrowers that are Canadian Credit Parties, Dollars or Canadian dollars;
(r)          the Account Debtor is an individual;
(s)          the Borrower owning such Account has not signed and delivered to Agent notices, in the form requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;
(t)          the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);
(u)          the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien; or
(v)          the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its good faith credit judgment and discretion.
"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) "Eligible Assignee" shall not include any Borrower or any of a Borrower's Affiliates, and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment, or has been approved as an Eligible Assignee by Agent.
"Eligible Swap Counterparty" means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender, that (a) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into a Swap Contract permitted hereunder with any Borrower, and (b) in the case of a Lender or an Affiliate of a Lender other than Agent, maintains a reporting system acceptable to Agent with respect to Swap Contract exposure and agrees with Agent to provide regular reporting to Agent, in form and substance reasonably satisfactory to Agent, with respect to such exposure.  In addition thereto, any Affiliate of a Lender shall, upon Agent's request, execute and deliver to Agent a letter agreement pursuant to which such Affiliate designates Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.
"Eligible Unbilled Accounts" means those Accounts of a Borrower that would constitute an Eligible Account but for the fact that an invoice or bill has not been delivered with respect thereto for a period of not more than thirty (30) days after the day on which such Borrower has performed the services giving rise to such unbilled Account, so long as such Account is properly recorded in such Borrower's accounting systems at all times.
"Environmental Laws" means any present and future federal, state, provincial, territorial, municipal and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, municipal, state, provincial, territorial, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Credit Party and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.
"Equity Documents" means the Registration Rights Agreement, the Warrant Agreement and the Warrants.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, or common or preferred, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"Equity Issuance" means either (a) the sale or issuance by any Credit Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Celadon Group of any cash capital contributions.
"Equivalent Amount" means, on any date of determination, with respect to obligations or valuations denominated in one currency (the "first currency"), the amount of another currency (the "second currency") which would result from Agent converting the first currency into the second currency at the Spot Rate.
"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
"ERISA Plan" means any "employee benefit plan", as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party maintains, sponsors or contributes to or has an obligation to contribute to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Credit Party or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Excess Availability" means, at a particular date, an amount equal to the Revolving Loan Availability minus all amounts due and owing to any Borrower's trade creditors which are outstanding sixty (60) days or more past their due date.
"Excise Tax Liability" means any obligations for payment of money relating to Celadon Group's delinquent excise taxes disclosed in writing to Agent on or prior to the Closing Date in a principal amount not exceeding $2,500,000 plus interest.
"Existing Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of December 12, 2014 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among Celadon Group, certain subsidiaries of Celadon Group, the lenders party thereto and Bank of America, N.A., as administrative agent.
"Existing Debt" means all Debt, liabilities and obligations owing under the Existing Credit Agreement.
"Excluded Entities" means:  (a) any subsidiary that is a captive insurance company; (b) Strategic Leasing, Inc., Stinger Logistics, Inc., and A.R. Management Services, Inc.
"Excluded Swap Obligations" means, with respect to any Credit Party, (x) as it relates to all or a portion of the Guarantee of such Credit Party, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Credit Party becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Credit Party of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity the application or official interpretation of any thereof) by virtue of such Credit Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Credit Party becomes Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, such Lender or such recipient (including any interest and penalties thereon):  (a) Taxes to the extent imposed on or measured by Agent's, any Lender's or such recipient's net income (however denominated), branch profits Taxes, and franchise Taxes and similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, such Lender or such recipient is organized, has its principal office or conducts business with respect to entering into any of the Financing Documents or taking any action thereunder or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under the terms hereof or (ii) such Lender changes its lending office for funding its Loan, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Revolving Loan Commitment or to such Lender immediately before it changed its lending office; (c) United States federal withholding Taxes attributable to such Recipient's failure to comply with Section 2.8(c); (d) any withholding tax that would not have been imposed but for the Recipient (i) not dealing at arm's length (within the meaning of the Income Tax Act (Canada)) with a Credit Party or (ii) being a "specified shareholder" (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Credit Party or not dealing at arm's length with such a specified shareholder for purposes of the Income Tax Act (Canada), except where the non-arm's length relationship arises, or where the Recipient is (or is deemed to be) a "specified non-resident shareholder" or does not deal at arm's length with such a "specified shareholder", in each case, on account of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Financing Document; and (e) any withholding Taxes imposed under FATCA.

"Extraordinary Receipts" means any cash received by any Borrower or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.1(b)(ii)(C) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds (including, without limitation, any payment received with respect to the IVA tax receivable in Mexico), (b) pension plan reversions, (c) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not a Borrower or any of its Subsidiaries in accordance with applicable laws or with Contractual Obligations entered into in the Ordinary Course of Business or (ii) received by any Borrower or any of their Subsidiaries as reimbursement for any out-of-pocket costs incurred or made or to be made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of any Borrower or any of their Subsidiaries or (ii) received by any Borrower or any of their Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), and (g) any purchase price adjustment received in connection with any purchase agreement.
"Event of Default" has the meaning set forth in Section 10.1.
"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement between the United States Internal Revenue Service, the U.S. Government and any governmental or taxation authority under any other jurisdiction which agreement's principal purposes deals with the implement such sections of the Code.
"Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.
"Financing Documents" means this Agreement, any Notes, the Security Documents, the Term Loan Intercreditor Agreement, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements (other than any Swap Contract) related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

"Fixed Charge Coverage Ratio" shall mean, with respect to the Borrowers and their Subsidiaries for any Defined Period, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges.
"Foreign Lender" has the meaning set forth in Section 2.8(c)(i).
"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.
"General Intangible" means any "general intangible" as defined in Article 9 of the UCC, any "intangible" as defined in the PPSA, if applicable, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.
"Governmental Authority" means any nation or government, any state, provincial, territorial, municipal, local or other political subdivision thereof, and any agency, authority, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.
"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.  The term "Guarantee" used as a verb has a corresponding meaning.
"Guarantor" means, each Subsidiary of Borrowers (other than Excluded Entities) and each person after the Closing Date that executes or delivers, any Guarantee (or Canadian Guarantee) of any portion of the Obligations.
"Hazardous Materials" means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a "hazardous substance,"

"hazardous material," "hazardous waste," "toxic substance," "toxic pollutant," "contaminant," "pollutant" or other words of similar import within the meaning of any Environmental Law, including:  (a) any "hazardous substance" defined as such in (or for purposes of) CERCLA, or any so-called "superfund" or "superlien" Law, including the judicial interpretation thereof; (b) any "pollutant or contaminant" as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls ("PCB's"), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.
"Hazardous Materials Contamination" means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.
"Holdings" means Celadon Group.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Credit Party under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Insolvency Laws" means any of the Bankruptcy Code, the BIA, the CCAA, the Winding-Up and Restructuring Act (Canada) or the Canada Business Corporations Act (Canada) where such statute is used by a Person to propose an arrangement in connection with a compromise of such Person's debt obligations each as now and hereafter in effect, any successors to such statutes, and any similar Laws in any jurisdiction including, without limitation, any Laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions with creditors generally, or proceedings seeking reorganization, arrangement or other similar relief, any Law permitting the appointment of a trustee, monitor liquidator, receiver, receiver manager or other Person having similar powers and any Law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors.
"Instrument" means "instrument", as defined in Article 9 of the UCC or the PPSA, as applicable.
"Intellectual Property" means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, industrial designs, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.
"Interest Period" means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.
"Inventory" means "inventory" as defined in Article 9 of the UCC or the PPSA, as applicable.
"Investment" means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise (including by statutory division).  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.
"IRS" has the meaning set forth in Section 2.8(c)(i).
"Laws" means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance.  "Laws" includes, without limitation, Environmental Laws.
"LC Issuer" means one or more banks, trust companies or other Persons in each case expressly identified by Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder.  Without limitation of Agent's discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Agent with respect to letter of credit exposure and agrees to provide regular reporting to Agent satisfactory to it with respect to such exposure.
"Lease Adjusted Net Debt" means (a) the sum, without duplication, of Debt of Borrowers and their Subsidiaries determined on a consolidated basis, plus (b) the Operating Lease Amount, minus (c) Qualified Cash of the Credit Parties, minus (d) to the extent constituting Debt, obligations under the Deferred Prosecution Agreement.
"Lease Adjusted Net Leverage Ratio" means, for any Defined Period, the ratio of Lease Adjusted Net Debt, as determined on the last day of such period, to Consolidated EBITDAR for such period.
"Lender" means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and "Lenders" means all of the foregoing.  In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in this Agreement and the Security Documents, the term "Lender" shall include Eligible Swap Counterparties.  In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty unless such Eligible Swap Counterparty has notified Agent of the amount of any such liability owed to it prior to such distribution.
"Lender Letter of Credit" means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.
"Letter of Credit" means a standby letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date (unless cash collateralized by a Borrower and Lenders have no guaranty, commitment or other obligations relating thereto).  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods, provided, however, that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date. Each Letter of Credit shall be either a Lender Letter of Credit or a Supported Letter of Credit.
"Letter of Credit Liabilities" means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.
"Leverage Ratio Rental Expense" means, for any fiscal period, the consolidated rental expense of Borrowers and their Subsidiaries during such period incurred under long-term financing of rolling stock entered into after the date hereof and accounted for as an operating lease under this Agreement.
"LIBOR Rate" means for any Interest Period, the greater of (a) the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) for deposits in Dollars, for a three-month period, that appears on Bloomberg Screen US0001M (or the successor thereto) as the London interbank offered rate for deposits in Dollars as of 11:00 a.m., London time, as of two (2) Business Days prior to the commencement of such Interest Period and (b) one percent (1.0%).
"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, security interest, preference, trust (statutory, deemed, constructive or otherwise), priority or encumbrance of any kind, in respect of such asset.  For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
"Liquidity" means, at any applicable time, the sum of (a) Revolving Loan Availability plus (b) Qualified Cash.
"Litigation" means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
"Loan Account" has the meaning set forth in Section 2.6(b).
"Loan(s)" means, the Revolving Loans.
"Lockbox" means a post office box maintained at a U. S. Post Office or such other address as Agent may consent to in writing from time to time.
"Lockbox Account" means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid, which account or accounts shall be, if requested by Agent, opened in the name of Agent (or a nominee of Agent).
"Lockbox Bank" has the meaning set forth in Section 2.11.
"Luminus" means Luminus Management LLC and its Affiliates and "Approved Funds" (as such term is defined in the Term Loan Credit Agreement as in effect on the Closing Date).
"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, (a) a material adverse change in, or a material adverse effect on (i) the business, results of operations, financial condition, assets, properties or liabilities (actual or contingent) of Borrowers and their Subsidiaries taken as a whole, (ii) the ability of the Credit Parties to pay the Obligations or to perform any of their respective obligations under the Financing Documents, (iii) the rights and remedies of the Agent and/or Lenders under any of the Financing Documents, or (iv) the legality, validity or enforceability of any of the Financing Documents, or (b) the imposition of a fine against or the creation of any liability of any Credit Party to any Governmental Authority in excess of $500,000 to the extent such fine or liability is not paid when due or subject to a Permitted Contest.
"Material Contracts" has the meaning set forth in Section 3.17.
"Maximum Lawful Rate" has the meaning set forth in Section 2.7.
"MCF" means MidCap Financial Trust, a Delaware statutory trust, and its successors and assigns.
"Multiemployer Plan" means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Credit Party or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.
"Net Cash Proceeds" means, with respect to (a) Extraordinary Receipts, or (b) sale or Asset Disposition or receipt of insurance or casualty awards in respect of any assets, all cash proceeds received (which, for the avoidance of doubt, shall not include trade-in credit), net of (x) commissions and other reasonable and customary sale preparation, collection costs, transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower or any of its Subsidiaries in connection therewith (in each case, to the extent paid to non-Affiliates of Borrowers and their Subsidiaries), reserves for indemnities required under the definitive documentation governing such transaction (until such reserves are no longer needed) and tax obligations paid, accrued, or associated with the transactions generating such proceeds, and (y) any portion of such proceeds equal to the amount required to be and actually applied to pay Permitted Indebtedness that is secured by the asset sold or disposed (to the extent those same proceeds were used to pay such Permitted Debt).
"Notes" has the meaning set forth in Section 2.3.
"Notice of Borrowing" means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.
"Notice of LC Credit Event" means a notice from a Responsible Officer of Borrower Representative to Agent with respect to any issuance, increase or extension of a Letter of Credit specifying:  (a) the date of issuance or increase of a Letter of Credit; (b) the identity of the LC Issuer with respect to such Letter of Credit, (c) the expiry date of such Letter of Credit; (d) the proposed terms of such Letter of Credit, including the face amount; and (e) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.
"Obligations" means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under any Insolvency Law or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.  In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (a) all Support Agreements, (b) all Lender Letters of Credit, and (c) all Swap Contracts entered into with any Eligible Swap Counterparty; provided, however, that the "Obligations" of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.
"OFAC" means the U.S. Department of Treasury Office of Foreign Assets Control.
"OFAC Lists" means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079

(Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
"Off-Balance Sheet Liabilities" of any Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.  For the avoidance of doubt, Off-Balance Sheet Liabilities do not include operating leases of rolling stock, real estate and equipment, or licenses of software or intellectual property, in each case entered into in the Ordinary Course of Business.
"Operating Lease Amount" means, as of any date for Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to the present value of all future lease payments due (including monthly payments and residual value obligations under "TRAC" leases) under operating leases included in Leverage Ratio Rental Expense used for determining Consolidated EBITDAR for the relevant period, using a discount rate equal to the weighted average cost of capital embedded in such leases.
"Operative Documents" means the Financing Documents, Term Loan Documents, the Equity Documents and any documents effecting the closing of the financing under this Agreement.
"Ordinary Course of Business" means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices.
"Organizational Documents" means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other Equity Interests of such Person.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).
"Other Taxes" means all present or future stamp, court or documentary, excise, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender of its interests herein after the date hereof (other than an assignment by a Lender of its interests herein after the date hereof made pursuant to Section 2.8(i) or at the request of any Credit Party).
"Overdue AP Reserve" means, as of any date of determination, those a reserve established and maintained by Agent in an amount equal to sum of all amounts due and owing to the Borrowers' trade creditors which are outstanding sixty (60) days or more past their due date as most recently reported to Agent pursuant to Section 4.1.
"Participant Register" has the meaning set forth in Section 11.17(b).
"Payment Account" means the account or accounts specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.
"PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
"Pension Plan" means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.
"Permits" means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted.
"Permitted Asset Dispositions" means the following Asset Dispositions, provided, however, that at the time of such Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition:  (a) dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale, (b) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Borrower or Subsidiary determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries, (c) the liquidation or dissolution of any Dormant Subsidiary so long as the assets of such Dormant Subsidiary are distributed to a Borrower in connection therewith, (d) a sale or disposition of assets (including Equity Interests of Subsidiaries but excluding ABL Priority Collateral), provided that (i) the net book value of all such assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000 in the aggregate, (ii) such sale or disposition is for at least fair market value, and (iii) at least seventy-five percent (75%) of the consideration received in such sale or disposition is in the form of cash or trade credit for similar assets; (e) the termination or expiration of any lease or license of real or personal or intellectual property that is not necessary for the ordinary course of business and could not reasonably be expected to have a Material Adverse Effect, (f) use or transfer of money or cash equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement or the other

Financing Documents, (g) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (h) the granting of Permitted Liens, (i) the sale or discount, in each case without recourse, of Accounts arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof and with the prior written consent of Agent (which, for the avoidance of doubt, shall include participation in customer sponsored quick-pay programs), (j) any involuntary loss, damage, or destruction of property, (k) any involuntary condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, or confiscation of the requisition of use of property, (l) the leasing or subleasing of assets of any Credit Party in the ordinary course of business (including without limitation in connection with leases of tractors to independent contractors), (m) the sale, pledge, issuance, or other transfer of Equity Interests of Celadon Group that does not result in a Change of Control, (n) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Credit Party to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the Ordinary Course of Business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lenders; (o) the making of Permitted Investments, (p) the transfer of assets from any Borrower or its Subsidiaries to a Borrower, (q) the making of Permitted Distributions, or (r) any Specified Disposition to the extent (i) such Asset Disposition is made at least for fair market value and (ii) at least seventy-five percent (75%) of the consideration received in such sale or Asset Disposition is in the form of cash and/or assumption of Debt, lease obligations, or other liabilities; and (s) Asset Dispositions approved by Agent.
"Permitted Contest" means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers' and its Subsidiaries' title to, and its right to use, the Collateral is not adversely affected thereby and Agent's Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Agent of a Borrower's or its Subsidiary's intent to so contest the obligation (other than in respect of appeals of third party litigation not involving any government agency, as to which no notice to Agent shall be required so long as such contest does not relate to ABL Priority Collateral); (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (e) Borrowers have given Agent notice of the commencement of such contest and upon request by Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition (other than in respect of appeals of third party litigation not involving any governmental agency, as to which no notice to Agent shall be required so long as such contest does not relate to ABL Priority Collateral); and (f) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.

"Permitted Contingent Obligations" means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms); (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed the Surety Bond Cap in the aggregate at any time outstanding; (f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (g) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of real and personal property assets permitted under Section 5.6; (h) Permitted Debt; (i) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; and (j) other Contingent Obligations not permitted by clauses (a) through (i) above, not to exceed $250,000 in the aggregate at any time outstanding.
"Permitted Debt" means:  (a) Borrowers' and its Subsidiaries' Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Term Loan Debt, in an aggregate principal amount not to exceed the "Maximum Term Obligations" (as defined in the Term Loan Intercreditor Agreement), (c) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (d) (i) Debt of Borrowers or any Subsidiary, including guarantees by Credit Parties thereof, incurred to finance the acquisition, construction or improvement of rolling stock and other tangible personal or real property, including Capital Lease Obligations, which can be secured solely within the limitations set forth in clause (e) of the definition of Permitted Liens, and any Debt assumed in connection with the acquisition of any such assets, which was not incurred in contemplation of such acquisition, which can be secured to the extent secured by a Lien on any such assets prior to the acquisition thereof; provided that any such Debt is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements, and that the aggregate amount of all such Debt shall not exceed $350,000,000 at any time outstanding; and (ii) Refinancing Debt with respect to the foregoing; (e) Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than Refinancing Debt); (f) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (g) Debt in the form of insurance premiums financed through the applicable insurance company; (h) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; (i) obligations of any Borrower to reimburse any bank in respect of amounts paid under letters of credit issued on account of a Borrower in an aggregate amount for all such letters of credit not to exceed $35,000,000 and secured solely by the Liens permitted pursuant to clause (s) of the definition of Permitted Liens; (j) Subordinated Debt in an aggregate amount not to exceed $5,000,000 at any time; (k) Obligations under operating leases to the extent included in the definition of Debt; (l) to the extent constituting Debt, contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Credit Party incurred in connection with the consummation of any Permitted Asset Disposition or disposition that occurred prior to the Closing Date and in the Ordinary Course of Business; (m) Debt (i) among the Borrowers constituting a Permitted Investment, (ii) owed to a wholly-owned Subsidiary of any Borrower serving as a captive insurance company in respect of liability claims paid in the Ordinary Course of Business that would otherwise be paid directly by a Borrower, and (iii) owing by any Subsidiary of Borrowers organized under the laws of Mexico to a Borrower consisting solely of cash that a Borrower collects on behalf of Mexican Subsidiary or reimbursements for costs incurred by Mexican Subsidiary for services performed for a Borrower in an aggregate amount not to exceed (1) $3,500,000 in any month, or (2) $50,000,000 at any time outstanding; provided that all amounts owing under this clause (m)(iii) shall be evidenced by an intercompany note, the original of which shall be delivered to Agent, together with an allonge executed in blank relating thereto, and subject to the first-priority Lien of Agent, for the benefit of itself and Lenders (for the avoidance of doubt, including intercompany loans qualifying as Permitted Investments); (n) unsecured Debt incurred in respect of netting services, overdraft protection and other like cash management services, in each case, incurred in the ordinary course of business; (o) accrual of interest and, subject to the limitations in the Term Loan Intercreditor Agreement, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Debt that is otherwise permitted hereunder; (p) Debt incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards or commercial cards (including so called "purchase cards", "procurement cards", or "p cards"), in each case, to the extent such obligations are repaid within 60 days of incurrence in an aggregate amount not to exceed $12,000,000 at any time; (q) to the extent constituting Debt, obligations under the Capacity Solutions/Denver LTL Agreement between certain borrowers and the purchase of Celadon Group's "Logistics" business line as in effect on the Closing Date; (r) obligations under the Deferred Prosecution Agreement and obligations under Borrower Representative's consent to a final judgment with the SEC entered into April 24, 2019; (s) to the extent constituting Debt, the Excise Tax Liability.
"Permitted Distributions" means the following Restricted Distributions:  (a) dividends or other Restricted Distributions by any Subsidiary of any Borrower to such parent Borrower; (b) dividends or conversions of Equity Interests payable solely in common stock; and (c) repurchases of stock of former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $250,000 in the aggregate per fiscal year.
"Permitted Investments" means:  (a) Investments shown on Schedule 5.7 and existing on the Closing Date; (b) Investments in cash and cash equivalents; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and

(ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers' Board of Directors (or other governing body), but the aggregate of all such loans outstanding pursuant to this clause (d) may not exceed $250,000 at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Borrowers in any Subsidiary; (g) Investments consisting of deposit accounts in which Agent has received a Deposit Account Control Agreement to the extent required by the Financing Documents; (h) Investments by any Borrower in any other Borrower made in compliance with Section 4.11(c); (i) guarantees to the extent constituting Permitted Debt or a Permitted Contingent Obligation; (j) Investments in connection with hedging transactions permitted hereunder; (k) deposits of cash made in the ordinary course of business to secure performance of operating leases; (l) payroll/settlement, fuel, maintenance, and similar advances made in the Ordinary Course of Business to drivers (including owner operators), consultants or other service providers to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes; (m) Investments in Mexican Subsidiaries of the Borrowers permitted by clause (m)(iii) of the definition of Permitted Debt; (n) Investments made in captive insurance subsidiaries in an amount not to exceed the minimum amount of capitalization required pursuant to regulatory capital requirements; provided that once such amount reaches $5,000,000, and, thereafter, upon each increase of such amount by increments of $2,500,000 (i.e. $7,500,000, $10,000,000, etc.), the Borrowers shall provide to the Agent a reasonably detailed description of the increased capital requirements; provided further, that notwithstanding anything herein to the contrary, Investments in captive insurance subsidiaries may only be made pursuant to this clause (n); (o) loans and advances in the Ordinary Course of Business to any owner operator or similar individual performing services for the Borrowers or any of their Subsidiaries to finance the purchase or lease or repair of equipment in an aggregate amount not to exceed $2,500,000 at any time outstanding; and (p) other Investments (other than Investments in Dormant Subsidiaries) in an amount not exceeding $250,000 in the aggregate.
"Permitted Liens" means (a) Liens granted to, or for the benefit of, the Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet due, or (ii) do not have priority over the Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Contests, (c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 10.1(h) of the Agreement, (d) Liens existing on the date hereof and set forth on Schedule 5.2 and any renewals or extensions thereof in respect of Refinancing Debt, (e) purchase money Liens upon or in rolling stock or other tangible personal or real property to secure the purchase price or the cost of construction or improvement of such assets (including Liens securing any capitalized lease obligations) or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such assets; provided that (i) such Lien secures Debt permitted by clause (d)(i) of the definition of Permitted Debt, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof, (iii) such Lien does not extend to any other asset (except proceeds of the asset financed or de minimis assets relating thereto and customary cross-collateralization provisions in secured financing or leases supplied by a single financial institution or its affiliates, pursuant to which the lien of the single financial institution may extend to other equipment financed by such financial institution), and (iv) the Debt secured thereby does not exceed the lesser of fair market value and the cost of acquiring, constructing, improving, and placing into service such fixed or capital assets, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the Ordinary Course of Business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent or (ii) are the subject of Permitted Contests, (g) Liens on amounts deposited to secure the Borrowers' obligations in connection with worker's compensation or other unemployment insurance, (h) Liens on amounts deposited to secure the Borrowers' obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (i) Liens on amounts deposited to secure the Borrowers' reimbursement obligations with respect to surety or appeal bonds obtained in the Ordinary Course of Business permitted hereunder, (j) with respect to any real estate, easements, rights of way, and zoning restrictions that do not secure any monetary obligations and do not, (i) to the extent arising after the Closing Date, materially detract from the value of the affected real estate or (ii) interfere with or impair the use or operation thereof, (k) with respect to real estate located in Canada (collectively, the "Canadian Real Property"), each of the following Liens to the extent they do not in the aggregate materially detract from the value of the Collateral subject thereto or materially interfere with the use thereof in the operation of the business of the relevant Credit Party:  (i)  reservations, limitations, provisos and conditions expressed in the original Crown patent, in each case as they apply to the Canadian Real Property, (ii) registered agreements with governmental authorities or public utility or hydro commissions including development agreements, site plan agreements, subdivision agreements and other similar agreements; (iii) the provisions of applicable laws, including by-laws, regulations, airport zoning regulations, ordinances and similar instruments relating to development and zoning; and (iv) any minor encroachments by any structure located on the Canadian Real Property onto any adjoining lands and any minor encroachment by any structure located on adjoining lands onto the Canadian Real Property provided such encroachments do not affect the marketability of such Canadian Real Property, (l) Liens that are replacements of Permitted Liens to the extent that the original Debt is the subject of permitted Refinancing Debt, (m) Liens granted pursuant to the Term Loan Documents to the Term Loan Agent, for the benefit of the Term Loan Lenders, subject to the Term Loan Intercreditor Agreement, (n) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (o) rights of setoff or bankers' liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (p) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Debt, (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (r) Liens arising under operating leases to the extent covering the leased property and proceeds thereof, (s) cash collateral held on deposit at any bank that has issued a letter of credit for the account of a Borrower permitted pursuant to clause (h) of the definition of Permitted Debt in an aggregate amount not to exceed one hundred five percent

(105%) of the face amount of all such letters of credit, and (t) other Liens on assets other than ABL Priority Collateral not described above and securing amounts not to exceed $250,000 at any one time outstanding.
"Permitted Modifications" means (a) such amendments or other modifications to a Borrower's or Subsidiary's Organizational Documents as are required or permitted under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower's or Subsidiary's Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective.
"Person" means any natural person, corporation, limited liability company, unlimited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
"PPSA" means the Personal Property Security Act (Ontario), including the regulations thereto and related Minister's Orders, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Financing Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in any applicable jurisdiction in Canada, "PPSA" means the Personal Property Security Act or such other applicable legislation (including, the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
"Pro Forma Basis" means, for purposes of calculating the financial covenants set forth in Article VI or compliance with any covenants referencing such financial covenants, that any Asset Disposition of all or substantially all of the assets or Equity Interests of a Person or line of business or division shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which Borrowers were required to deliver financial statements pursuant to Section 4.1 (but in the case of the financial covenants set forth in Article VI, only to the extent such Asset Disposition occurs prior to the last day of the applicable four fiscal quarter period).  In connection with the foregoing, with respect to any Asset Disposition or acquisition (i) income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) any Debt incurred or assumed or repaid by any Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred or repaid as of the first day of the applicable period and (B) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

"Pro Rata Share" means (a) with respect to a Lender's obligation to make Revolving Loans, such Lender's right to receive the unused line fee described in Section 2.2(b), such Lender's obligation to purchase interests and participations in Letters of Credit and related Support Agreement liabilities and obligations, and such Lender's obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), the Revolving Loan Commitment Percentage of such Lender, (b) with respect to a Lender's right to receive payments of principal and interest with respect to Revolving Loans, such Lender's Revolving Loan Exposure with respect thereto; and (c) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender's then existing Revolving Loan Outstandings), by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.
"Qualified Cash" means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Credit Parties maintained in deposit accounts in the United States and Canada in the name of a Credit Party as of such date, which deposit accounts are subject to Deposit Account Control Agreements in favor the Agent.
"Qualified ECP Credit Party" means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Quebec Personal Property Cap Amount" has the meaning set forth in Section 3.29.
"Recipient" means (a) Agent, (b) any Lender, (c) any Letter of Credit Provider, and (d) any other recipient of any payment from any Credit Party under any Financing Document, as applicable.
"Refinancing Debt" means refinancings, renewals or extensions of Debt permitted pursuant to clauses (b), (d) and (e) of the definition of Permitted Debt so long as:
(a)          such refinancings, renewals or extensions is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced, other than by the amount of premiums paid thereon and the fees payable on such Debt being refinanced, renewed or extended and out-of-pocket expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto (which shall not exceed more than ten percent (10%) of the aggregate principal amount and by the amount of unfunded commitments with respect thereto); provided, that rolling stock and real estate that is not Collateral after such refinancing may be refinanced up to its fair market value;
(b)          such refinancings, renewals or extensions has a final maturity no sooner than, and a weighted average life no less than, the Debt being extended, renewed or refinanced;

(c)          if the Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Debt,
(d)          the representations, covenants and defaults applicable to such refinancings, renewals or extensions are no less favorable to the Credit Parties and the Subsidiaries in any material respect than those applicable to the Debt being extended, renewed or refinanced, and the interest rate reflects a market rate at the time entered into;
(e)          the Lien, if any, granted to secure such refinancings, renewals or extensions extends only to those assets securing the Debt being extended, renewed or refinanced (subject to, in the case of Refinancing Debt of Debt permitted under clauses (d) and (e) of the definition of Permitted Debt, customary cross-collateralization provisions, secured financings or leases supplied by a single financial institution or its affiliates, pursuant to which the Lien of the single financial institution may extend to other rolling stock financed by such financial institution);
(f)          no additional Person is obligated on such Debt, except that in the case of Refinancing Debt relating to Purchase Money Debt, other Credit Parties may guaranty such Refinancing Debt (but such guarantees may not be secured other than to the extent provided by clause (f) above);
(g)          upon giving effect to it, no Default or Event of Default exists; and
(h)          in the case of Refinancing Debt related to the Term Loan Debt, the lenders thereof have entered into an intercreditor agreement with Agent satisfactory to Agent.
"Reimbursement Obligations" means, at any date, the obligations of each Borrower then outstanding to reimburse (a) Agent for payments made by Agent under a Support Agreement, and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.
"Required Lenders" means at any time Lenders holding (a) fifty-one percent (51%) or more of the Revolving Loan Commitment, or (b) if the Revolving Loan Commitment has been terminated, fifty-one percent (51%) or more of the sum of (x) the then aggregate outstanding principal balance of the Loans plus (y) the then aggregate amount of Letter of Credit Liabilities.
"Responsible Officer" means any of the Chief Executive Officer, Chief Financial Officer, Treasurer, General Counsel, or any other officer of the applicable Borrower acceptable to Agent.
"Restatement Effective Date" means the date on which Celadon Group files with the Securities and Exchange Commission the forms required under the Securities Exchange Act to bring its filings current through the then most recent fiscal year end reporting period (it being understood that certain historical periods may be omitted to the extent permitted by SEC rules or guidance).

"Restricted Distribution" means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any Equity Interest in such Person (except those payable solely in its Equity Interests that are not Disqualified Equity Interests), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person, or (ii) any option, warrant or other right to acquire any Equity Interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an Equity Interest in a Borrower or a Subsidiary of a Borrower (other than (i) payments of compensation to individuals, (ii) directors fees, (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), and (iv) arm's length payments for bona fide services or goods to any Person that holds less than ten percent (10%) of the outstanding voting securities of Celadon Group), an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of a Borrower (other than in the Ordinary Course of Business), (e) repayments of or debt service on loans or other indebtedness held by any Person holding an Equity Interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower unless permitted hereunder or made pursuant to a Subordination Agreement applicable to such loans or other indebtedness or (f) any transfer or other distribution of property to any Person other than a Credit Party pursuant to a statutory division.
"Revolving Lender" means each Lender having a Revolving Loan Commitment Amount in excess of $0 (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of $0).
"Revolving Loan Availability" means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.
"Revolving Loan Borrowing" means a borrowing of a Revolving Loan.
"Revolving Loan Commitment" means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.
"Revolving Loan Commitment Amount" means, as to any Lender, the dollar amount set forth opposite such Lender's name on the Commitment Annex under the column "Revolving Loan Commitment Amount" (if such Lender's name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be $0), as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender's portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party.  For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the Closing Date shall be $60,000,000.
"Revolving Loan Commitment Percentage" means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender's name on the Commitment Annex under the column "Revolving Loan Commitment Percentage" (if such Lender's name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.
"Revolving Loan Exposure" means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender's Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.
"Revolving Loan Limit" means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.
"Revolving Loan Outstandings" means, at any time of calculation, (a) the sum of the then existing aggregate outstanding principal amount of Revolving Loans plus the then existing Letter of Credit Liabilities, and (b) when used with reference to any single Lender, the sum of the then existing outstanding principal amount of Revolving Loans advanced by such Lender plus the then existing Letter of Credit Liabilities for the account of such Lender.
"Revolving Loans" has the meaning set forth in Section 2.1(b).
"SEC" means the United States Securities and Exchange Commission.
"Securities Account" means a "securities account" (as defined in Article 9 of the UCC or the PPSA, as applicable), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.
"Securities Account Control Agreement" means an agreement, in form and substance satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain "control" (as defined in Article 9 of the UCC or the STA, as applicable) over such Securities Account.
"Security Document" means this Agreement, the Canadian Security Documents and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
"Solvent" means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due; and (d) as regards a Canadian Credit Party, such Person is not an "insolvent person" within the meaning of the BIA.
"Specified Disposition" means any of the following:  (a) the sale, lease, or other disposition of all or any portion of the real properties located at (i) 3400 West Market Street, York, Pennsylvania, (ii) 2847 East 600 South, Warren, Indiana, (iii) 28055 Wick Road, Romulus, MI, (iv) 9702 East 30th Street, Indianapolis, Indiana, (v) 50 Omands Creek Boulevard, Winnipeg, Manitoba, (vi) 9920 East 30th Street, Indianapolis, Indiana, (vii) 221 Cockeysville Road, Hunt Valley/Cockeysville, Maryland, or (viii) 10010 Conveyor Drive, Indianapolis, Indiana; or (b) the sale of the Equity Interests or all or substantially all of the assets of Distribution, Inc.
"STA" means the Securities Transfer Act, 2006 (Ontario), or to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time.
"Subordinated Debt" means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion.  As of the Closing Date, there is no Subordinated Debt.
"Subordinated Debt Documents" means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion.  As of the Closing Date, there are no Subordinated Debt Documents.
"Subordination Agreement" means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.
"Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

"Support Agreement" has the meaning set forth in Section 2.5(a).
"Supported Letter of Credit" means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.
"Surety Bond Cap" means $40,000,000, less the face amount of all outstanding letters of credit (other than letters of credit collateralizing surety bonds).
"Swap Contract" means any "swap agreement", as defined in Section 101 of the Bankruptcy Code, that is obtained by Borrower to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such "swap agreement".
"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Synthetic Lease" means a lease transaction under which the parties intend that (i) the lease will be treated as an "operating lease" by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
"Synthetic Lease Obligations" means, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, and (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Loan Agent" means Blue Torch Finance, LLC, in its capacity as agent acting for and on behalf of the Term Loan Lenders pursuant to the Term Loan Documents and any replacement or successor agent thereunder.
"Term Loan Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of the date hereof, by and among the lenders identified on the signature pages thereof, the Term Loan Agent, and Celadon Group, as borrower and certain Subsidiaries of Celadon Group, as guarantors, as amended, restated, supplemented, or otherwise modified from time to time as permitted pursuant to the terms of the Term Loan Intercreditor Agreement.
"Term Loan Debt" means the "Term Obligations" as defined in the Term Loan Intercreditor Agreement.

"Term Loan Intercreditor Agreement" means the Intercreditor Agreement, dated as of the Closing Date, executed by and between the Term Loan Agent and Agent, in  form and substance satisfactory to Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
"Term Loan Lenders" means, collectively, all lenders party to the Term Loan Credit Agreement on the Closing Date and their respective successors and permitted assigns (subject to the terms of the Term Loan Intercreditor Agreement).
"Term Loan Documents" means, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Term Loan Credit Agreement, (b) all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements and intercreditor agreements, in each case, executed in connection with the Term Loan Credit Agreement; and (c) all other agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor with, to or in favor of Term Loan Agent or Term Loan Lenders in connection therewith or related thereto; sometimes being referred to herein individually as a "Term Loan Document". For the avoidance of doubt, the Equity Documents are not Term Loan Documents.
"Term Loan Priority Collateral" means the "Term Priority Collateral" as defined in the Term Loan Intercreditor Agreement.
"Termination Date" means the earlier to occur of (a) the Commitment Expiry Date, (b) any date on which Agent accelerates the maturity of the Loans pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.
"UCC" means the Uniform Commercial Code of the State of Maryland or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
"United States" means the United States of America.
"U.S. Tax Compliance Certificate" has the meaning set forth in Section 2.8(c)(i).
"Warrant Agreement" means the Warrant Agreement, dated as of the Closing Date, by and among Celadon Group and the other parties identified therein, as amended, supplemented or otherwise modified from time to time.
"Warrants" means the warrants to purchase common or preferred stock of Celadon Group issued under the Warrant Agreement.
"Withholding Agent" means each Borrower and Agent.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2          Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis (i) prior to the Restatement Effective Date, on a basis consistent with the most recent financial statements of the Borrowers and their Subsidiaries delivered to the Agent before the Closing Date and (ii) after the Restatement Effective Date, in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of Lenders.  If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Agent and Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at "fair value", as defined therein.
Section 1.3          Other Definitional and Interpretive Provisions.  References in this Agreement to "Articles", "Sections", "Annexes", "Exhibits", or "Schedules" shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  "Include", "includes" and "including" shall be deemed to be followed by "without limitation".  Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person.  References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.  Except as otherwise expressly provided herein, references to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto.  References to capitalized terms that are not defined herein, but are defined (a) in the UCC, shall have the meanings given them in the UCC and (b) the PPSA shall have the meanings given them in the PPSA; provided, that to the extent that such term is defined differently in the PPSA and in the UCC, the definition of such term in the PPSA or the UCC shall govern, as the context requires, or otherwise the definition of such term contained in the UCC shall govern.  Notwithstanding the foregoing, and unless the context requires otherwise, any term defined in this Agreement by reference to the UCC shall also have any extended, alternative or analogous meaning given to such term in the PPSA, other applicable Canadian personal property security and other Laws (including the PPSA of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)) in all cases for the extension, preservation or betterment of the security and rights of the Collateral.  All references herein to times of day shall be references to daylight or standard time, as applicable.  Any reference herein to "province" shall include the territories of Canada and any reference to "provincial" shall have a corresponding meaning.
Any reference herein or in any other Financing Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all costs and expenses owing to Agent and/or Lenders hereunder or under any other Financing Document that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Financing Document (including fees payable pursuant to Section 2.2 and Section 2.5(b)) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing cash collateral in respect thereof pursuant to Section 2.5(e), (c) the receipt by Lender of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Lender reasonably determines is appropriate to secure such contingent Obligations, (d) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, and (ii) any Swap Contracts that, at such time, are allowed by the applicable secured party to remain outstanding without being required to be repaid, and (e) the termination of all of the Revolving Loan Commitments of Lenders.
Section 1.4          Time is of the Essence.  Time is of the essence in Borrower's and each other Credit Party's performance under this Agreement and all other Financing Documents.
Section 1.5          Currency Matters.  Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Financing Documents to Agent and the Lenders shall be payable in Dollars. Any amounts received by any Credit Party in any currency other than Dollars shall be converted by such Credit Party to Dollars before such amounts are applied to the Obligations. All calculations, comparisons, measurements or determinations under this Agreement and the other Financing Documents shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants), amounts or proceeds denominated in other currencies shall be converted to the Equivalent Amount of Dollars on the date of calculation, comparison, measurement or determination.  Notwithstanding anything to the contrary contained herein, for purposes of any determination under Article 4 and Article 5 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder or other transaction, event or circumstance, or any other determination under any other provision of this Agreement not covered elsewhere in this Section 1.5, (any of the foregoing, a "Specified Transaction"), in a currency other than Dollars, (i) the Dollar Equivalent of a specified transaction in any such currency shall be calculated as of the date of such specified transaction (which, in the case of any distribution, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Debt, shall be deemed to be on the date first committed); provided, that if any Debt is incurred (and, if applicable, associated Lien granted) to refinance or replace other Debt denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Debt (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Debt being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under another clause of the definition of Permitted Debt pursuant to Section 5.1 (provided such incurrence shall be deemed a usage of such additional clause of the definition of Permitted Debt for all purposes), and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any Specified Transaction so long as such Specified Transaction was permitted at the time incurred, made, acquired, committed, entered or declared.
If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar, an Overadvance exists, Borrowers shall (i) (x) if there is sufficient availability under the Borrowing Base to cover such shortfall, within one (1) Business Day of notice from Agent, or (y) if an Event of Default has occurred and is continuing, immediately make the necessary payments or repayments to reduce the Obligations to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with Agent cash deposits as continuing collateral security for the Obligations in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to Agent.  Without in any way limiting the foregoing provisions, Agent shall, weekly or more frequently in the sole discretion of Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise Borrowers if such excess exists.
Section 1.6          Interpretation.  For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) "personal property" shall be deemed to include "movable property", (b) "real property" shall be deemed to include "immovable property", (c) "tangible property" shall be deemed to include "corporeal property", (d) "intangible property" shall be deemed to include "incorporeal property", (e) "security interest" and "mortgage" shall be deemed to include a "hypothec", (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to "perfection" of or "perfected" Liens shall be deemed to include a reference to the "opposability" of such Liens to third parties, (h) any "right of offset", "right of setoff" or similar expression shall be deemed to include a "right of compensation", (i) "goods" shall be deemed to include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, and (j) an "agent" shall be deemed to include a "mandatary".
ARTICLE 2 - LOANS AND LETTERS OF CREDIT
Section 2.1          Loans.
(a)          [Reserved].
(b)          Revolving Loans.
(i)         Revolving Loans and Borrowings.  On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a "Revolving Loan", and collectively, "Revolving Loans") equal to such Lender's Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit.  Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing.  Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, (A) as provided in Section 2.5(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and (B) to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document.  The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent.  Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent's continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent's good faith credit judgment and discretion, such reserves are necessary.
(ii)        Mandatory Revolving Loan Repayments and Prepayments.
(A)      The Revolving Loan Commitment shall terminate on the Termination Date.  On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.
(B)        If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cause the cancellation of outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.
(C)        Immediately upon any Asset Disposition (excluding Asset Dispositions which qualify as Permitted Asset Dispositions under clauses (c), (e) (f), (g), (h), (l), (m), (n), (p) or (q) of the definition of Permitted Asset Disposition) by any Credit Party or its Subsidiaries, Borrowers shall prepay the outstanding principal amount of the Revolving Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with (1) an Asset Disposition of ABL Priority Collateral and (2) an Asset Disposition of Term Loan Priority Collateral (other than to the extent any such proceeds of Term Loan Priority Collateral are required to be applied to the Term Loan Debt pursuant to the terms of the Term Loan Credit Agreement and are so applied. Nothing contained in this clause (C) shall permit any Credit Party or any of its Subsidiaries to make an Asset Disposition of any property other than in accordance with Section 5.6.
(D)       Upon the receipt by any Credit Party or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal of the Revolving Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection with (1) any Extraordinary Receipts in respect of ABL Priority Collateral and (2) any Extraordinary Receipts in respect of Term Loan Priority Collateral (other than to the extent any such proceeds of Term Loan Priority Collateral are required to be applied to the Term Loan Debt pursuant to the terms of the Term Loan Credit Agreement and are so applied).
(E)        Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Credit Party or any of its Subsidiaries in connection with an Asset Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to clause (C) or clause (D), as the case may be, up to $1,000,000 in the aggregate in any fiscal year of the Net Cash Proceeds from all such Asset Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets (other than current assets) used in such Person's business, provided that, (1) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (2) Borrower Representative delivers a certificate to the Agent within five (5) days after such Asset Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used in such Person's business within a period specified in such certificate not to exceed one hundred eighty (180) days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (3) such Net Cash Proceeds are deposited in an account subject to a Deposit Control Account Agreement and (4) upon the earlier of (x) the expiration of the period specified in the relevant certificate furnished to the Agent pursuant to clause (B) above or (y) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with clause (C) or clause (D) as applicable.
(F)         Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (1) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (2) in full on the Termination Date.
(iii)      Optional Prepayments.  Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.
(iv)      LIBOR Rate.
(A)      Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.
(B)       The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "change in applicable Law", regardless of the date enacted, adopted or issued.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.
(C)     In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (I) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender's Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II) such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.
(D)     Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.
(c)          [Reserved].
Section 2.2          Interest, Interest Calculations and Certain Fees.
(a)          Interest.  From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin.  Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on all other Obligations shall be payable upon demand.  For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans shall be subject to a one Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of Lenders.
(b)          Unused Line Fee.  From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan

Outstandings during the preceding month, multiplied by (ii) one-half of one percent (0.50%) per annum.  Such fee is to be paid monthly in arrears on the first day of each month.
(c)          [Reserved].
(d)          [Reserved].
(e)          [Reserved].
(f)          Deferred Revolving Loan Origination Fee.  If Lenders' funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount:  (i) three percent (3.0%) for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, (ii) two percent (2.0%) for the period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, (iii) one percent (1.0%) for the period commencing on the second anniversary of the Closing Date and ending one hundred eighty (180) days prior to the Commitment Expiry Date, and (iv) zero percent (0%) thereafter.  All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.
(g)          [Reserved].
(h)          [Reserved].
(i)          Audit Fees.  Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers' books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers' compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers.
(j)          Wire Fees.  Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent's then current wire fee schedule (available upon written request of Borrowers).
(k)          Late Charges.  If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to three percent (3.0%) of each delinquent payment.

(l)          Computation of Interest and Related Fees.  All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of a Loan shall be included in the calculation of interest.  The date of payment of a Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) day's interest shall be charged.  For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.  Each Borrower confirms that it understands and is able to calculate the rate of interest applicable to advances made under this Agreement based on the methodology for calculating per annum rates provided for herein.  Each Borrower irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any Financing Documents, that the interest payable hereunder and the calculation thereof has not been adequately disclosed to Borrowers as required pursuant to Section 4 of the Interest Act (Canada).
Section 2.3          Notes.  The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a "Note") in an original principal amount equal to such Lender's Revolving Loan Commitment Amount.
Section 2.4          Reserves.  Agent shall have the right (but not the obligation) at any time, to establish and increase or decrease reserves against the Borrowing Base, including without limitation the Overdue AP Reserve.
Section 2.5          Letters of Credit and Letter of Credit Fees.
(a)          Letter of Credit.  On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to that date which is one year prior to the Termination Date, by (i) Agent, of letters of credit, Guarantees or other agreements or arrangements (each, a "Support Agreement") to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(i)          Agent shall have received a Notice of LC Credit Event at least five (5) Business Days before the relevant date of issuance, increase or extension; and
(ii)          after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities do not exceed $0, and (B) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any Letter of Credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender.  Each Lender that is an LC Issuer hereby agrees to give Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.
Notwithstanding anything to the contrary set forth herein, Borrowers agree and acknowledge that no part of the Revolving Loan Commitment will be available for the issuance of a Letter of Credit until such times as Agent notifies Borrower Representative that a Lender party to this Agreement is an LC Issuer.
Nothing in this Section 2.5 will restrict Borrowers from using proceeds of Revolving Loans to cash collateralize letters of credit that are issued by third parties for the account of any Borrower less than one (1) year prior to the Termination Date.

(b)          Letter of Credit Fee.  Borrowers shall pay to Agent, for the benefit of the Revolving Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to Loans bearing interest based upon the LIBOR Rate.  Such fee shall be payable in arrears on the last day of each calendar month prior to the Termination Date and on such date.  In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.
(c)          Reimbursement Obligations of Borrowers.  If either (i) Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) any Lender shall notify Agent that it has made payment in respect of, a Lender Letter of Credit, (A) the applicable Borrower shall reimburse Agent or such Lender, as applicable, for the amount of such payment by the end of the day on which Agent or such Lender shall make such payment and (B) Borrowers shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment).  Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender hereby agrees to make available to Agent not later than noon (Eastern time) on the Business Day following such notification from Agent such Revolving Lender's Pro Rata Share of such Revolving Loan.  Each Revolving Lender hereby absolutely and unconditionally agrees to fund such Revolving Lender's Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including, without limitation, (x) the occurrence and continuance of a Default or Event of Default, (y) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit, and/or (z) the non-satisfaction of any conditions set forth in Section 7.2.  Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.5(c) in satisfaction of Borrowers' reimbursement obligations arising pursuant to this Section 2.5(c).  Borrowers shall pay interest, on demand, on all amounts so paid by Agent pursuant to any Support Agreement or to any applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse Agent or the applicable Lender therefor (whether pursuant to clause (A) or (B) of the first sentence of this subsection (c)) at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolving Loans for such day.
(d)          Reimbursement and Other Payments by Borrowers.  The obligations of each Borrower to reimburse Agent and/or the applicable LC Issuer pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i)          any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;
(ii)          the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(iii)          any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(iv)          any affiliation between the LC Issuer and Agent; or
(v)          to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e)          Deposit Obligations of Borrowers.  In the event any Letters of Credit are outstanding at the time that Borrowers prepay in full or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (i) deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred ten percent (110%) of the aggregate outstanding Letter of Credit Liabilities to be available to Agent, for its benefit and the benefit of issuers of Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms.  Upon termination of any such Letter of Credit and so long as no Event of Default has occurred and is continuing, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Agent in the manner described herein.

(f)          Participations in Support Agreements and Lender Letters of Credit.
(i)          Concurrently with the issuance of each Supported Letter of Credit, Agent shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender's Pro Rata Share, Agent's Support Agreement liabilities and obligations in respect of such Supported Letter of Credit and Borrowers' Reimbursement Obligations with respect thereto.  Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender's Pro Rata Share, such Lender Letter of Credit and Borrowers' Reimbursement Obligations with respect thereto.  Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.
(ii)          If either (A) Agent makes any payment or disbursement under any Support Agreement and/or (B) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and (I) Borrowers have not reimbursed Agent or the applicable LC Issuer, as applicable, in full for such payment or disbursement in accordance with Section 2.5(c), or (II) any reimbursement under any Support Agreement or Lender Letter of Credit received by Agent or any LC Issuer, as applicable, from any Credit Party is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Revolving Lender shall be irrevocably and unconditionally obligated to pay to Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under Section 2.5(c)).  To the extent any such Revolving Lender shall not have made such amount available to Agent or the applicable LC Issuer, as applicable, before 12:00 Noon (Eastern time) on the Business Day on which such Lender receives notice from Agent or the applicable LC Issuer, as applicable, of such payment or disbursement, or return or rescission, as applicable, such Lender agrees to pay interest on such amount to Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender's receipt of such notice, and thereafter at the Base Rate plus the Applicable Margin in respect of Revolving Loans.  Any such Revolving Lender's failure to make available to Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement, or return or rescission, as applicable, shall not relieve any other Lender of its obligation hereunder to make available such other Revolving Lender's Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available such other Lender's Pro Rata Share of any such payment or disbursement, or return or rescission.

Section 2.6          General Provisions Regarding Payment; Loan Account.
(a)          All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto).  Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.
(b)          Agent shall maintain a loan account (the "Loan Account") on its books to record Loans and other extensions of credit made by Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower.  All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded in Agent's books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay all amounts owing hereunder or under any other Financing Document.  Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement).  Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
Section 2.7          Maximum Interest.  In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Maryland, the Criminal Code (Canada) or the Laws of any other applicable jurisdiction.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the "Stated Rate") would exceed the highest rate of interest permitted under any applicable law to be charged (the "Maximum Lawful Rate"), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
Section 2.8          Taxes; Capital Adequacy.
(a)          All payments of principal and interest on the Loans and all other amounts payable hereunder or under any other Financing Document shall be made free and clear of and without deduction for any present or future Taxes, except as required by applicable Law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if any such withholding or deduction is in respect of any Indemnified Taxes, then Credit Parties shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8).  After payment of any Tax by a Credit Party to a Governmental Authority pursuant to this Section 2.8, such Credit Party shall promptly forward to Agent the original or a certified copy of an official receipt, a copy of the return reporting such payment, or other documentation satisfactory to Agent evidencing such payment to such authority. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(b)          The Credit Parties shall jointly and severally indemnify Agent and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender and any expenses arising therefrom or with respect thereto (including without limitation reasonable attorneys' and tax advisor fees and expenses), whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrower Representative by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)          The Borrowers shall indemnify Agent and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(i)      Each Lender that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a "Foreign Lender") shall, to the extent permitted by Law, execute and deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent) whichever of the following is applicable:  (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed originals of United States Internal Revenue Service ("IRS") Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the "business profits" or "other income" article of such tax treaty; (B) two (2) executed originals of Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) two (2) executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do

so.  In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose).
(ii)       Each Lender that is a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender's entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower Representative or Agent.  Each such Lender shall promptly notify Borrowers at any time it determines that any certificate previously delivered to Borrower Representative (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.
(iii)     Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made.
(d)          If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or of Agent with respect thereto, including any Taxes; provided, however, that Borrowers, upon the written request of such Lender or Agent, agree to repay any amount paid over to Borrowers to such Lender or to Agent (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Agent is required, for any reason, to disgorge or otherwise repay such refund.  Notwithstanding anything to the contrary in this Section 2.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(e)          If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(f)          Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (f).
(g)          Each party's obligations under Section 2.8(a) through (f) shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations hereunder.
(h)          If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder to a level below that which such

Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "change in applicable Law", regardless of the date enacted, adopted or issued.
(i)          If any Lender requests compensation under any of Section 2.1(b)(iv) or Section 2.8(h), or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole good faith discretion).  Without limitation of the provisions of Section 12.14, each Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 2.9          Appointment of Borrower Representative.
(a)          Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, Notices of LC Credit Events and Borrowing Base Certificates, give instructions with respect to the disbursement of the proceeds of the Loans, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents.  Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, and LC Issuer may provide such Letters of Credit for the account of a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
(b)          Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9.  Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, or the issuance of any Letter of Credit requested on behalf of a Borrower hereunder, shall be remitted or issued to or for the account of such Borrower.
(c)          Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Lenders and LC Issuer with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.
(d)          Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.
(e)          No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days' prior written notice to Agent.  If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor).  Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term "Borrower Representative" shall mean such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative's appointment, powers and duties as Borrower Representative shall be thereupon terminated.
Section 2.10          Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.
(a)          Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to "any Borrower", "each Borrower" or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein.  Each Person so named shall be jointly and severally liable for all of (and guarantees) the obligations of Borrowers under this Agreement.  Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons.  Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.  In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together.  By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.
(b)          Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below).  Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, the term "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, province, nation or other governmental unit, as in effect from time to time.
(c)          Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower.  Without limitations of the foregoing, with respect to the Obligations, each Borrower hereby makes and adopts each of the agreements and waivers set forth in each Guarantee, the same being incorporated hereby by reference.  Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.
(d)          Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under any Insolvency Law, by or against a Borrower or Agent's election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code (or similar provision in any Insolvency Law); (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code (or similar provision in any Insolvency Law); (vi) the disallowance, under Section 502 of the Bankruptcy Code (or similar provision in any Insolvency Law), of all or any portion of Agent's claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
(e)          The Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower's contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance.  Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower's property.  The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full.  As used in this Section 2.10(e), the term "Recovery Amount" means the amount of proceeds received by or credited to Agent from the exercise of any remedy of Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral.  As used in this Section 2.10(e), the term "Deficiency Amount" means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery

Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to $0 through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.
(f)          Each Qualified ECP Credit Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Section 2.10 in respect of Swap Obligations.  The obligations of each Qualified ECP Credit Party under this Section 2.10 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired or been cancelled, replaced, backstopped or cash collateralized, and all Obligations payable by the Borrowers and the Guarantors under this Agreement and all other Financing Documents shall have been paid in full. Each Qualified ECP Credit Party intends that this Section 2.10(f) constitute, and this Section 2.10(f) shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(g)          Notwithstanding any other provision contained herein or in any other Financing Document, if a "secured creditor" (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint and several basis, then such Person's Obligations (and the Obligations of each other Canadian Credit Party or any other applicable Credit Party), to the extent such Obligations are secured, shall be several obligations and not joint and several obligations.
Section 2.11          Collections and Lockbox Account.
(a)          Borrowers shall maintain one or more Lockbox Accounts with a United States depository institution and with a Canadian depositary institution, in each case designated from time to time by Agent (the "Lockbox Banks"), subject to the provisions of this Agreement, and shall execute with each Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may require.  Borrowers shall ensure that all collections of Accounts are paid directly from Account Debtors (i) to a Lockbox, for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account; provided, however, unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below. All funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day.
(b)          [Reserved].
(c)          Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockboxes and the Lockbox Accounts, and that Agent shall have no liability therefor.  Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys' fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent's gross negligence or willful misconduct.
(d)          Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Revolving Loans in such order of application as Agent shall elect.  If as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.
(e)          To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to a Lockbox or a Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to the applicable Lockbox or Lockbox Account.  No such funds received by any Borrower shall be commingled with other funds of the Borrowers.  If any funds received by any Borrower are commingled with other funds of the Borrowers, or are required to be deposited to a Lockbox or Lockbox Account and are not so deposited within two (2) Business Days, then Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, a compliance fee equal to $500 for each day that any such conditions exist.
(f)          Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required.  Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers' obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.
(g)          Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral.  Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts.  If more than five percent (5%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Agent within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be.  In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers' expense (which in the case of Agent's own staff shall be in accordance with Agent's then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.
(h)          If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent's authorized representatives (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.
Section 2.12          Termination; Restriction on Termination.
(a)          Termination by Lenders.  In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.
(b)          Termination by Borrowers.  Upon at least thirty (30) days' prior written notice to Agent and Lenders, Borrowers may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have (i) paid or collateralized to Agent's satisfaction all of the Obligations in immediately available funds, all Letters of Credit and Support Agreements have expired, terminated or have been cash collateralized to Agent's satisfaction and (ii) complied with Section 2.2(f).  Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or Support Agreements on or after the termination date stated in such notice.  Borrowers may elect to terminate this Agreement in its entirety only.  No section of this Agreement or type of Loan available hereunder may be terminated singly.
(c)          Effectiveness of Termination.  All of the Obligations shall be immediately due and payable upon the Termination Date.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2(f) and the terms of any fee letter resulting from such termination.  Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:
Section 3.1          Existence and Power.  Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, has the same legal name as it appears in such Credit Party's Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.1, no Credit Party (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.
Section 3.2          Organization and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.
Section 3.3          Binding Effect.  Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.
Section 3.4          Capitalization.  The authorized equity securities of each of the Credit Parties as of the Closing Date are as set forth on Schedule 3.4.  All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws.  The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4.  No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date.  Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.
Section 3.5          Financial Information.  All information delivered to Agent and pertaining to the financial condition of any Credit Party fairly presents the financial position of such Credit Party as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures).  Since December 31, 2018, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Credit Parties on a consolidated basis other than entering into the Deferred Prosecution Agreement and related SEC settlement, the disposition of the "Logistics" and "A&S" business lines, and the amendments to the Borrowers' revolving credit agreement prior to the Closing Date.
Section 3.6          Litigation.  Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Borrower's knowledge threatened against or affecting, any Credit Party or, to such Borrower's knowledge, any party to any Operative Document other than a Credit Party that could reasonably be expected to result in liability to Borrowers or their Subsidiaries in excess of $500,000, other than litigation relating to automobile liability arising in the Ordinary Course of Business that is covered by insurance and not in excess of $1,000,000.  There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.
Section 3.7          Ownership of Property.  Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all Accounts and other material assets and properties (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.
Section 3.8          No Default.  No Event of Default, or to such Borrower's knowledge, Default, has occurred and is continuing.  No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.
Section 3.9          Labor Matters.  As of the Closing Date, there are no strikes or similar labor disputes pending or, to any Borrower's knowledge, threatened against any Credit Party.  Hours worked and payments made to the employees of the Credit Parties have been in compliance in all material respect with the Fair Labor Standards Act or any other applicable Law dealing with such matters.  All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be.  The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10          Regulated Entities.  No Credit Party is an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company," all within the meaning of the Investment Company Act of 1940.
Section 3.11          Margin Regulations.  None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any "margin stock" or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Federal Reserve Board.
Section 3.12          Compliance With Laws; Anti-Terrorism Laws.
(a)          Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
(b)          None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person.  No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law or Canadian Economic Sanctions and Export Control Laws. None of the transactions contemplated by the Financing Documents violates the Canadian Economic Sanctions and Export Control Laws.
Section 3.13          Taxes.  Except as set forth on Schedule 3.13, all federal, and all material state, provincial, territorial, municipal and local Tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof for nonpayment thereof other than federal, state, provincial, territorial, municipal and local Taxes, the nonpayment of which would not result in aggregate Tax liability to the Credit Parties in excess of $250,000.  Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid other than state and local sales and use Taxes not in excess of $250,000 in the aggregate.  All federal, state, provincial, territorial and municipal Tax returns have been filed by each Credit

Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.
Section 3.14          Compliance with ERISA.  Except for matters disclosed on Schedule 3.14, which matters would not reasonably be expected to have  Material Adverse Effect.
(a)          Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code and all other applicable laws in all material respects.  Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each such ERISA Plan which may be relied on currently.  No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the Code.
(b)          Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code and all other applicable laws relating to ERISA Plans and the regulations and published interpretations therein.  During the thirty-six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty.  No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan.  All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is insolvent, that increased contributions may be required to avoid a reduction in plan benefits  or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code or that any such plan is or may be terminated.
Section 3.15          Consummation of Operative Documents; Brokers.  Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder's or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16          Related Transactions.  All transactions contemplated by the Operative Documents to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.
Section 3.17          Material Contracts.  Except for the Operative Documents, the Deferred Prosecution Agreement and the other agreements set forth on Schedule 3.17 (collectively with the Operative Documents, the "Material Contracts"), as of the Closing Date there is no (a) customer contract, which in the aggregate accounts for five percent (5%) or greater of the aggregate annual revenue of the Borrowers and their Subsidiaries as a whole, (b) contract or agreement, the loss of which could reasonably be expected to result in a Material Adverse Effect, (c) third party billing arrangements to which any Credit Party is a party, or (d) any lease of any Borrower's principal place of business.
Section 3.18          Compliance with Environmental Requirements; No Hazardous Materials.  Except in each case as set forth on Schedule 3.18:
(a)          no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower's knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and
(b)          no property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.
For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.
Section 3.19          Intellectual Property.  Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party.  All Intellectual Property existing as of the Closing Date which is issued, registered or pending with any United States or foreign

Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Borrower is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 3.19, except for fully paid up "shrink wrap" licenses, which need not be so listed  Such Schedule 3.19 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefor), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license and indicates whether there are any purported restrictions in such license on the ability to such Credit Party to grant a security interest in and/or to transfer any of its rights as a licensee under such license.  Except as indicated on Schedule 3.19, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Credit Party, free and clear of any Liens and/or licenses in favor of third parties.  All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  No Credit Party is party to, nor bound by, any material license or other agreement with respect to which any Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Borrower's interest in such license or agreement or other property.  To such Borrower's knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.
Section 3.20          Solvency.  After giving effect to the Loan advance and the liabilities and obligations of each Borrower under the Operative Documents, the Credit Parties on a consolidated basis are Solvent.
Section 3.21          Full Disclosure.  None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents (other than the projections, which are addressed below), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All financial projections delivered to Agent and Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions stated therein.  Such projections, when made, represent each Borrower's best estimate of such Borrower's future financial performance as of such date, and such assumptions are believed by such Borrower to be fair and reasonable in light of current business conditions as of such date; provided, however, that Borrowers can give no assurance that such projections will be attained.

Section 3.22          Interest Rate.  The rate of interest paid hereunder and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws,  any of the Organizational Documents, or any of the Operative Documents.
Section 3.23          Subsidiaries.  Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities except for Permitted Investments.
Section 3.24          Representations and Warranties Incorporated from Operative Documents.  As of the Closing Date, each of the representations and warranties made in the Operative Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.
Section 3.25          Dormant Subsidiaries; Excluded Entities.
(a)          Borrowers are in the process of winding down the business and operations of each of the Dormant Subsidiaries.
(b)          No Excluded Entity owns any assets other than de minimis assets or conducts any business or operations.
Section 3.26          Canadian Pension Plans.  No Credit Party maintains or contributes to any Canadian Defined Benefit Pension Plans.
Section 3.27          Captive Insurance Subsidiaries.  As of the Closing Date, the aggregate amount of Investments made in captive insurance Subsidiaries of the Borrower Representative is an amount equal to $925,000.
Section 3.28          Drivers.
(a)          No Borrower nor any of their Subsidiaries,
(i)     is required by any Driver Contract to segregate from its general funds monies collected for such Driver or is otherwise restricted by any Driver from use of those funds (except that the provisions of contracts with owner-operators provide for an escrow (primarily for maintenance expenses), payment of interest thereon, and refund in accordance with applicable law,
(ii)    holds or is required to hold any portion of its Accounts collected from an Account Debtor in respect of a Driver’s services in trust for such Driver, or
(iii)   has any fiduciary relationship or duty to any Driver arising out of or in connection with any Driver Contract or the transactions contemplated thereby.

(b)          All payments by Borrowers and their Subsidiaries in respect of payables to Drivers, whether pursuant to any Driver Contract or otherwise, are made from such Borrower’s and its Subsidiaries' general funds in the normal course of business.
Section 3.29          Property and Assets in Quebec.  Except solely for Canadian motor vehicles which may from time to time be located in the Province of Quebec while in the process of transporting and which are of a type of collateral that are normally used in more than one jurisdiction (and for certainty not for any such Canadian motor vehicles which are located in the Province of Quebec for but which are not of a type of collateral that are normally used in more than one jurisdiction), the Credit Parties do not (i) own any real property in the Province of Quebec, (ii) have any employees which work at an office or physical location in the Province of Quebec, or (iii) have any tangible personal property located in the Province of Quebec in respect of which the fair market value of any such personal property when taken together exceeds the aggregate amount of $50,000 of lawful money of Canada (the "Quebec Personal Property Cap Amount").
ARTICLE 4 - AFFIRMATIVE COVENANTS
Each Borrower agrees that, so long as any Credit Exposure exists:
Section 4.1          Financial Statements and Other Reports.  Each Borrower will deliver to Agent:  (a) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet, cash flow and income statement (including year-to-date results) covering Borrowers' and its Consolidated Subsidiaries' consolidated operations during the period, prepared (i) prior to the Restatement Effective Date, on a basis consistent with the most recent financial statements of the Borrowers and their Subsidiaries delivered to the Agent before the Closing Date and (ii) after the Restatement Effective Date, under GAAP, consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding month of the previous fiscal year and the projected figures for such period based upon the projections  required hereunder, all in reasonable detail, certified by a Responsible Officer and in a form acceptable to Agent; (b) together with the financial reporting package described in (a) above, evidence of payment and satisfaction of all payroll, withholding and similar taxes due and owing by all Borrowers with respect to the payroll period(s) occurring during such month; (c) as soon as available, but no later than ninety (90) days after the last day of each fiscal year of Borrowers commencing with the fiscal year ended June 30, 2019, (i) prior to the Restatement Effective Date, consolidated financial statements prepared on a basis consistent with the most recent financial statements of the Borrowers and their Subsidiaries delivered to the Agent before the Closing Date and (ii) after the Restatement Effective Date, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Grant Thornton or another independent certified public accounting firm acceptable to Agent in its reasonable discretion; provided, that, for the fiscal year ended June 30, 2019, such audit financial statements shall be delivered on or prior to June 30, 2020 (d) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by Borrower with any stock exchange on which any securities of any Borrower are traded and/or the SEC (it being agreed that filing on the EDGAR website will satisfy this obligation); (e) a prompt written report of any legal actions pending or threatened against any Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Borrower or any of its Subsidiaries of $500,000 or more or, in the case of legal actions relating to automobile liability in the Ordinary Course of Business, $1,000,000; (f) prompt written notice of an event that materially and adversely affects the value to the Borrowers of any Intellectual Property; and (g) budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Borrowers, their business and the Collateral as Agent may from time to time reasonably request.  Each Borrower will, within thirty (30) days after the last day of each month, deliver to Agent with the monthly financial statements described in clause (a) above, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.  Promptly upon their becoming available, Borrowers shall deliver to Agent copies of all Swap Contracts and Material Contracts (it being agreed that filing on the EDGAR website will satisfy this obligation).  Each Borrower will, within ten (10) days after the last day of each month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).Borrowers shall, every ninety (90) days on a schedule to be designated by Agent, and at such other times as Agent shall request, deliver to Agent a schedule of Eligible Accounts and Eligible Unbilled Accounts denoting, the thirty (30) largest Account Debtors during such quarter.
Section 4.2          Payment and Performance of Obligations.  Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.
Section 4.3          Maintenance of Existence.  Each Borrower will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.
Section 4.4          Maintenance of Property; Insurance.
(a)          Each Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear and damage excepted.  If all or any part of the Collateral useful or necessary in its business, and upon which the Borrowing Base is calculated, becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.
(b)          Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any, following which Agent shall return the security, if any, deposited with Agent pursuant to the definition of Permitted Contest.
(c)          Each Borrower will maintain commercially reasonable (i) casualty insurance covering real and personal property, (ii) general liability insurance, and (iii) such other insurance coverage in such amounts and with respect to such risks as are commercially reasonable for the Borrowers and consistent with the Insurance Requirements attached hereto as Schedule 4.4; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, that which is reasonably customary in Borrowers' industry for similarly sized carriers and as reasonably acceptable to Agent.  All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.  Agent acknowledges that the Borrowers' insurance, attached hereto as Schedule 4.4, in effect as of the Closing Date satisfies the requirements set forth in this Section 4.4(c).
(d)          Within thirty (30) days of the Closing Date (or such  later date as Agent may agree to in writing in its sole discretion), and at all times thereafter, each Borrower will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Agent.  Borrowers shall deliver to Agent and Lenders (i) pursuant to Section 7.4, a certificate from Borrowers' insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower, and (v) at least 60 days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.
(e)          In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers'

expense to protect Agent's interests in the Collateral.  This insurance may, but need not, protect such Borrower's interests.  The coverage purchased by Agent may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral.  Such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Borrower has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own.
Section 4.5          Compliance with Laws and Material Contracts.  Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral which is part of the Borrowing Base.
Section 4.6          Inspection of Property, Books and Records.  Each Borrower will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Borrower or any applicable Subsidiary, representatives of Agent and of any Lender to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.  In the absence of a Default or an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower or any applicable Subsidiary commercially reasonable prior notice of such exercise.  No notice shall be required during the existence and continuance of any Default or any time during which Agent reasonably believes a Default exists.
Section 4.7          Use of Proceeds.  Borrowers shall use the proceeds of Revolving Loans solely for (a) transaction fees incurred in connection with the Financing Documents and the refinancing on the Closing Date of Debt, and (b) for working capital and general corporate purposes (including to finance cash collateral for letters of credit that constitute Permitted Debt) of Borrowers and their Subsidiaries.  No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.
Section 4.8          Estoppel Certificates.  After written request by Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Loans, and the unpaid principal amount of the Loans, (b) the rate of interest of the Loans, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes (if any) and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default.  After written request by Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Agent with a certificate, signed by a Responsible Officer of Borrowers, updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such certificate, are true, accurate and complete as of the date of such certificate.
Section 4.9          Notices of Litigation and Defaults.  Borrowers will give prompt written notice to Agent (a) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (b) upon any Borrower becoming aware of the existence of any Default or Event of Default, (c) if any Credit Party is in breach or default under or with respect to any Material Contract, Term Loan Document or the Deferred Prosecution Agreement, or if any Credit Party is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or, to any Borrower's knowledge, threatened against any Credit Party, (e) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property Rights of others, (f) of all returns, recoveries, disputes and claims that involve more than $500,000 or, in the case of disputes or claims relating to automobile liability in the Ordinary Course of Business, $1,000,000, (g) copies of all reports and notices made available to or from Term Loan Agent and/or Term Loan Lenders, and (h) all notices and court filings relating to the Deferred Prosecution Agreement.  Borrowers represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice could be required under this Section and all litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party as of the Closing Date.
Section 4.10          Hazardous Materials; Remediation.
(a)          If any release or disposal of Hazardous Materials (other than de minimis amounts in the Ordinary Course of Business) shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws in all material respects and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.
(b)          Borrowers will provide Agent within thirty (30) days after written  demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent's reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.
Section 4.11          Further Assurances.
(a)          Each Borrower will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for itself and for the benefit of Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to guarantee and to repay the Obligations.  Without limiting the generality of the foregoing, (x) Borrowers shall, at the time of the delivery of any Compliance Certificate disclosing the acquisition by an Credit Party of any registered Intellectual Property or application for the registration of Intellectual Property, deliver to Agent a duly completed and executed supplement to the applicable Credit Party's Patent Security Agreement or Trademark Security Agreement in the form of the respective Exhibit thereto, and (y) at the request of Agent, following the disclosure by Borrowers on any Compliance Certificate of the acquisition by any Credit Party of any rights under a license as a licensee with respect to any registered Intellectual Property or application for the registration of any Intellectual Property owned by another Person (other than "shrink wrap" licenses), Borrowers shall execute any documents requested by Agent to establish, create, preserve, protect and perfect a first priority lien in favor of Agent, to the extent legally possible, in such Borrower's rights under such license and shall use their commercially reasonable best efforts to obtain the written consent of the licensor which such license to the granting in favor of Agent of a Lien on such Borrower's rights as licensee under such license.
(b)          Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c)          Upon the formation or acquisition of a new Subsidiary or the formation or creation of any Person as a result of a statutory division of a Credit Party, Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance satisfactory to Agent, all of the outstanding shares of Equity Interests or other Equity Interests of such Person, along with undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause such Person to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of Lenders, a first priority Lien (subject only to Permitted Liens) on all real and personal property of such Person in existence as of such date and in all after acquired property, which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such Person to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause such Person to deliver certified copies of such Person's certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by Agent, in each case, in form and substance satisfactory to Agent.
(d)          Upon the request of Agent, Borrowers shall obtain a landlord's agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral included in or proposed to be included in the Borrowing Base, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Agent.  Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.
Section 4.12          Driver Payables.  Borrowers and their Subsidiaries shall pay all Driver Payables before the same become delinquent, except to the extent that the validity thereof shall be the subject of a Permitted Contest or the delinquent amount is immaterial, individually and in the aggregate for all such delinquent amounts.
Section 4.13          Power of Attorney.  Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following:  (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers' Accounts; (b) so long as Agent has provided not less than three (3) Business Days' prior written notice to Borrower to perform the same and Borrower has failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of an Event of Default, take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than three (3) Business Days' prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent's security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral.  This power of attorney shall be irrevocable and coupled with an interest.
Section 4.14          Borrowing Base Collateral Administration.
(a)          All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers, at their respective principal offices and shall not be moved from such locations without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.
(b)          Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Agent, upon Borrowers' failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person.  Agent reserves the right to notify Account Debtors that Agent has been granted a Lien upon all Accounts.
Section 4.15          Maintenance of Management.  Borrowers will notify Agent promptly in writing of any change in its board of directors or executive officers (it being agreed that timely filing of Form 8-K will constitute such notice).
Section 4.16          Canadian Pension Plans.
(a)          For each existing, or hereafter adopted, Canadian Pension Plan (which, for greater certainty, does not include Canadian Defined Benefit Pension Plans), each Canadian Credit Party will, and will cause each of its Subsidiaries to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan (which, for greater certainty, does not include Canadian Defined Benefit Pension Plans) unless any failure to so comply or perform would not reasonably be expected to have a Material Adverse Effect.
(b)          All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan (which, for greater certainty, does not include Canadian Defined Benefit Pension Plans) shall be paid or remitted by each Canadian Credit Party and each Subsidiary of each Canadian Credit Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable Law, unless any failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 4.17          Quebec Matters.  Excluding Canadian motor vehicles which are in the process of transporting and which are of a type of collateral that are normally used in more than one jurisdiction, Borrowers shall not permit the Credit Parties (or any one or more of them) to have personal property located in the Province of Quebec at any time or from time to time which when taken together has a fair market value which exceeds the Quebec Personal Property Cap Amount unless and until (i) Borrowers cause all such Credit Parties with personal property/movable property located in the Province of Quebec to deliver to the Agent Quebec governed law security documents in form and substance satisfactory to Agent and the Lenders, (ii) such security documents or notice thereof have been registered against each such applicable Credit Party under the PPSA with the priority required hereunder, (iii) Borrowers have caused all such applicable Credit Parties to deliver to Agent and the Lenders in form and substance satisfactory to Agent and the Lenders (a) officer's certificates and resolutions addressing standard matters and (b) opinion letters from Canadian counsel for such Credit Parties including without limitation from Quebec counsel for such Credit Parties opining as to the enforceability of such Quebec governed law security documents, the grant of a valid Lien thereunder, and all actions having been taken to perfect and/or render opposable against all other Persons the Lien granted thereunder.
Section 4.18          Deferred Prosecution Agreement Payments.  During the term hereof, (a) so long as no Event of Default shall have occurred and be continuing, and (b) contemporaneously with the delivery to Agent and the Lenders of audited annual financial statements pursuant to Section 4.1(c), commencing with the delivery to Agent and the Lenders of the financial statements for the fiscal year ended June 30, 2020, the Borrower Representative shall make (or cause the Credit Parties to make) the payments required under the Deferred Prosecution Agreement in an amount not greater than the greater of (i) twelve and one-half percent (12.5%) of the Excess Cash Flow (as defined in the Term Loan Credit Agreement) of the Borrower Representative and its Subsidiaries for such fiscal year, and (ii) fifty percent (50%) of the Excess Cash Flow of the Borrower Representative and its Subsidiaries for such fiscal year remaining after paying the Term Loan Lenders any mandatory prepayment required to be made under the Term Loan Credit Agreement and permitted hereunder.
ARTICLE 5 - NEGATIVE COVENANTS
Each Borrower agrees that, so long as any Credit Exposure exists:
Section 5.1          Debt; Contingent Obligations.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.
Section 5.2          Liens.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3          Restricted Distributions.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except for Permitted Distributions.
Section 5.4          Restrictive Agreements.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents, the Term Loan Documents, any Subordinated Debt Documents and any agreements for purchase money debt and Refinancing Debt permitted under clause (d) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents) on the ability of any Subsidiary to:  (i) pay or make Restricted Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary (other than any Subordinated Debt); (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary (other than pursuant to customary restrictions on assignment without notice and/or consent).
Section 5.5          Payments and Modifications of Debt.
(a)          No Borrower will, or will permit any Subsidiary to, directly or indirectly (i) declare, pay, make or set aside any amount for payment in respect of (x) Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement or (y) the Term Loan Debt, except for regularly scheduled payments of the Term Loan Debt required by the terms of the Term Loan Documents and mandatory prepayments of the Term Loan Debt required pursuant to the Term Loan Documents; provided, however, voluntary prepayments in respect of the Term Debt may be made solely to the extent that (x) at the time of such prepayment, no Event of Default has occurred continuing or that would result therefrom, and (y) Borrowers are in compliance with the financial maintenance covenants in Article 6 for the most recently ended Defined Period on a pro forma basis after giving effect to such prepayment as demonstrated on a Compliance Certificate delivered to, and reasonably satisfactory to, Agent, (ii) amend or otherwise modify the terms of (x) any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement or (y) the Term Loan Debt, except for amendments and modifications made in compliance with the Term Loan Intercreditor Agreement, (iii) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations (hereinafter, "such Debt"), except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (iv) amend or otherwise modify the terms of any such Debt referred to in clause (iii) if the effect of such amendment or modification is to (1) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt, (2) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (3) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (4) change the prepayment provisions of such Debt or any of the defined terms related thereto, (5) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (6) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Borrowers, any Subsidiaries, Agents or Lenders.  Borrowers shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.
(b)          No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify the Deferred Prosecution Agreement in any manner that is adverse to the Credit Parties on a consolidated basis or increases the obligations of such Credit Parties thereunder without the prior written consent of Agent.
Section 5.6          Consolidations, Mergers and Sales of Assets; Change in Control.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person or undergo any statutory division, or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions.  No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor, other than the sale of Equity Interests or all or substantially all of the assets of Distribution, Inc.
Section 5.7          Purchase of Assets, Investments.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business or as permitted under clause (h) of the definition of Permitted Investments; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments.
Section 5.8          Transactions with Affiliates.  Except as otherwise disclosed on Schedule 5.8, transactions among Borrowers and their Subsidiaries expressly permitted hereunder, and except for transactions that (a) are disclosed to Agent in advance of being entered into if the annual amount is greater than $1,000,000, and (b) contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.
Section 5.9          Modification of Organizational Documents.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.
Section 5.10          Modification of Certain Agreements.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case:  (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be adverse in any material respect to the rights, interests or privileges of Agent or Lenders or any Borrower or their ability to enforce the same (it being understood and agreed that any such determination shall be in the discretion of Agent).

Section 5.11          Conduct of Business.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related thereto.  No Borrower will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs). No Borrower or any of their Subsidiaries shall liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Excluded Entities or Dormant Subsidiaries, (ii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Borrower that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of the Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving.
Section 5.12          Lease Payments.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business.
Section 5.13          Limitation on Sale and Leaseback Transactions.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset, other than sale/leaseback transactions of equipment consisting of rolling stock.
Section 5.14          Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Agent, and unless Agent, such Credit Party or such Subsidiary and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account.  Credit Parties represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date.  The provisions of this Section requiring Deposit Account Control Agreements shall not apply to Deposit Accounts constituting Excluded Accounts; provided, however, that at all times that any Obligations remain outstanding, Credit Parties shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account.
Section 5.15          Compliance with Anti-Terrorism Laws.  Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent's policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists.  Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
Section 5.16          Agreements Regarding Receivables.  No Borrower may backdate, postdate or redate any of its invoices, other than current redates on rebills in the Ordinary Course of Business.  No Borrower may make any sales on extended dating or credit terms beyond that customary in such Borrower's industry and consented to in advance by Agent.  In addition to the Borrowing Base Certificate to be delivered in accordance with this Agreement, Borrower Representative shall notify Agent promptly upon any Borrower's learning thereof, in the event any Eligible Account or Eligible Unbilled Account becomes ineligible for any reason, other than the aging of such Account, and of the reasons for such ineligibility.  Borrower Representative shall also notify Agent promptly of all material disputes and claims with respect to the Accounts of any Borrower, and such Borrower will settle or adjust such material disputes and claims at no expense to Agent; provided, however, no Borrower may, without Agent's consent, grant (a) any discount, credit or allowance in respect of its Accounts (i) which is outside the ordinary course of business or (ii) which discount, credit or allowance exceeds an amount equal to $100,000 in the aggregate with respect to any individual Account of (b) any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Account or Eligible Unbilled Account.  Nothing permitted by this Section 5.16, however, may be construed to alter in any the criteria for Eligible Accounts or Eligible Unbilled Accounts provided in Section 1.1.
Section 5.17          Canadian Pension Plans.  No Credit Party shall:
(a)          establish, sponsor, maintain, contribute or have any liability or obligation under any Canadian Defined Benefit Pension Plan; or
(b)          consummate any transaction that would result in any Person not already a Subsidiary becoming a Subsidiary if such Person sponsors, maintains or contributes or has any liability or obligation under one or more Canadian Defined Benefit Pension Plans, without the prior consent of Agent.

ARTICLE 6 - FINANCIAL COVENANTS
Section 6.1          Lease Adjusted Net Leverage Ratio.  Borrowers will maintain a Lease Adjusted Net Leverage Ratio for any Defined Period, as tested on quarterly, of not greater than the ratio set below for such Defined Period:
Defined Period Ending Date	Lease Adjusted Net Leverage Ratio
September 30, 2019	12.00 to 1.00
December 31, 2019	9:00 to 1.00
March 31 2020	9.75 to 1.00
June 30, 2020	9.00 to 1.00
September 30, 2020	7.25 to 1.00
December 31, 2020	6.50 to 1.00
March 31 2021	6.25 to 1.00
June 30, 2021	6.00 to 1.00
September 30, 2021	5.50 to 1.00
December 31, 2021	5.00 to 1.00
March 31, 2021	4.75 to 1.00
June 30, 2022	4.50 to 1.00

Section 6.2          Capital Expenditures.  Borrowers and their Subsidiaries will not permit Consolidated Net Capital Expenditures to exceed the amounts set forth in the table below for the periods set forth in the table below opposite such amounts (for any such period, the "Capital Expenditure Limitation"):
Period	Capital Expenditures
Fiscal Year ended June 30, 2020	$299,000,000
Fiscal Year ended June 30, 2021	$87,000,000
Fiscal Year ended June 30, 2022	$50,000,000

provided, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, to the extent Borrowers and their Subsidiaries do not expend the entire Capital Expenditure Limitation in any period set forth above, Borrowers and their Subsidiaries may carry forward up to one hundred percent (100%) of such unused amount to the immediately succeeding period set forth above (the "Carry-Over Amount").  Consolidated Net Capital Expenditures made by Borrowers and their Subsidiaries in any period shall be deemed to reduce first, amount set forth in the table above for such period, and then, the Carry-Over Amount.

Section 6.3          Fixed Charge Coverage Ratio.  Borrowers and their Subsidiaries will not permit the Fixed Charge Coverage Ratio for any Defined Period, as tested quarterly, to be less than the ratio set below for such Defined Period:
Defined Period Ending Date	Fixed Charge Coverage Ratio
September 30, 2019	0.20 to 1.00
December 31, 2019	0.40 to 1.00
March 31, 2020	0.45 to 1.00
June 30, 2020	0.55 to 1.00
September 30, 2020	0.65 to 1.00
December 31, 2020	0.70 to 1.00
March 31, 2021 and the last day of each fiscal quarter thereafter	0.75 to 1.00

Section 6.4          Minimum Liquidity.  Borrower will not permit Liquidity to be less than the amount set forth opposite the applicable fiscal quarter in the table below at any time during the applicable fiscal quarter:
Fiscal Quarter	Liquidity
September 30, 2019	$10,000,000
December 31, 2019	$12,500,000
March 31, 2020	$12,500,000
June 30, 2020	$12,500,000
September 30, 2020 and each fiscal quarter thereafter	$15,000,000

Section 6.5          Evidence of Compliance.  Borrowers shall furnish to Agent, together with the financial reporting required of Borrowers in Section 4.1 hereof, a Compliance Certificate as evidence of Borrowers' compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred.  The Compliance Certificate shall include, without limitation, (a) a statement and report, on a form approved by Agent, detailing Borrowers' calculations, and (b) if requested by Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.
ARTICLE 7 - CONDITIONS
Section 7.1          Conditions to Closing.  The obligation of each Lender to make the initial Loans, of Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion:
(a)          evidence of the consummation of the transactions (other than the funding of the Loan and the closing of any acquisition for which the proceeds of the Loan are purchase money) contemplated by the Operative Documents including, without limitation, the funding of any and all investments contemplated by the Operative Documents to have occurred prior to the date hereof;
(b)          the payment of all fees, expenses and other amounts due and payable under each Financing Document;
(c)          since December 31, 2018, the absence of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of the Credit Parties on a consolidated basis, or any event or condition which could reasonably be expected to have a Material Adverse Effect, other than entering into the Deferred Prosecution Agreement and related SEC settlement, the disposition of the "Logistics" and "A&S" business lines, and the amendments to the Borrowers' revolving credit agreement prior to the Closing Date;
(d)          the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date;
(e)          Agent's receipt of (i) fully executed copies of the Term Loan Documents, in form and substance reasonably satisfactory to Agent, and (ii) the Term Loan Intercreditor Agreement, in form and substance satisfactory to Agent; and
(f)          Evidence that Borrowers have Excess Availability of at least $10,000,000; and
(g)          all of the Existing Debt has been (or concurrently herewith is) either (i) assigned to the Term Loan Agent and the Term Loan Lenders and evidenced by the Term Loan Documents, or (ii) extinguished, such that after giving effect to the Term Loan Documents and related assignment documents, no obligations, liability or Debt is owing under the Existing Credit Agreement and all of the Existing Debt is evidenced by the Term Loan Documents.
Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.
Section 7.2          Conditions to Each Loan, Support Agreement and Lender Letter of Credit.  The obligation of Lenders to make a Loan (other than Revolving Loans made pursuant to Section 2.5(c)) or an advance in respect of any Loan, of Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a)          in the case of a Revolving Loan Borrowing, receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and updated Borrowing Base Certificate, in the case of any Support Agreement or Lender Letter of Credit, receipt by Agent of a Notice of LC Credit Event in accordance with Section 2.5(a);
(b)          the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;
(c)          the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;
(d)          the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date;
(e)          the fact that no Material Adverse Effect on the condition (financial or otherwise), properties, business, prospects, or operations of the Credit Parties on a consolidated basis shall have occurred and be continuing since the date of this Agreement; and
(f)          in the case of any Revolving Loan Borrowing on or prior to August 28, 2019, evidence that Borrowers have Excess Availability of at least $8,000,000 after giving effect to such Revolving Loan Borrowing.
Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).
Section 7.3          Searches.  Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers' expense, the searches described in clauses (a), (b), (c) and (d) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers' representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds, all issuances of Lender Letters of Credit and all undertakings in respect of Support Agreements:  (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) PPSA and Bank Act (Canada) searches in each jurisdiction in which the applicable Person is organized or maintains Collateral;  (c) judgment, pending litigation, execution, bankruptcy, intellectual property, federal Tax lien, personal property Tax lien, and corporate and partnership Tax lien searches, in each jurisdiction searched under clause (a) and (b) above; and (d) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.
Section 7.4          Post-Closing Requirements.  Borrowers shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent.
ARTICLE 8 -  [RESERVED]
ARTICLE 9 - SECURITY AGREEMENT
Section 9.1          Generally.  As security for the payment and performance of the Obligations and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns and grants to Agent, for the benefit of itself and Lenders, a continuing first priority Lien (subject only to Permitted Liens) on and security interest in, upon, and to the personal property set forth on Schedule 9.1 attached hereto and made a part hereof.
Section 9.2          Representations and Warranties and Covenants Relating to Collateral.
(a)          Schedule 9.2 sets forth (i) each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral included in the Borrowing Base is located and/or books and records of Borrowers regarding any of the Collateral are kept, which such Schedule 9.2 indicates in each case which Borrower(s) have such Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Borrowers, indicates the nature of such location (e.g., leased business location operated by a Borrower, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.
(b)          Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Borrower as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC and PPSA, and the matters identified on Schedule 7.4, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and PPSA and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Borrower and any other Person relating to any such collateral, including any license to which a Borrower is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Borrower or any other Person.

(c)          Except as disclosed in the information certificate delivered to Agent on the Closing Date, as of the Closing Date, no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC or the PPSA, as applicable), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than Equity Interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4) and Borrowers shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property.  No Person other than Agent or (if applicable) any Lender has "control" (as defined in Article 9 of the UCC or the STA, as applicable) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper constituting Collateral (except for (i) such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained or (ii) pursuant to the Term Loan Documents, subject to the Term Loan Intercreditor Agreement).
(d)          Borrowers shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days prior written notice to Agent of Borrowers' intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral:  (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.
(e)          Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default exists and in amounts which are not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Agent.  Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to:  (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(f)          Without limiting the generality of Sections 9.2(c) and 9.2(e), and subject to the terms of the Term Loan Intercreditor Agreement:
(i)     Borrowers shall deliver to Agent all tangible Chattel Paper and all Instruments and documents owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Borrowers shall provide Agent with "control" (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC.  Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments.  Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents.  Borrowers shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Borrowers.
(ii)     Borrowers shall deliver to Agent all letters of credit on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Borrowers shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive "control" (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.
(iii)    Borrowers shall promptly advise Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.
(iv)    Except for Accounts in an aggregate amount of $100,000, no Accounts or other Collateral that constitute Eligible Accounts or Eligible Unbilled Accounts shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers' agents or processors without prior written notice to Agent and the receipt by Agent, if Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Agent prior to the commencement of such possession or control.  Borrower has notified Agent that Inventory is currently located at the locations set forth on Schedule 9.2.  Borrowers shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent's account subject to Agent's instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Agent's benefit.
(v)       Borrowers shall cause all equipment and other tangible Personal Property constituting Collateral other than Inventory to be maintained and preserved in reasonable operating condition, ordinary wear and tear, damage and destruction excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.  Upon request of Agent during the continuation of any Event of Default, Borrower will cause Agent to be named as a second lienholder on any certificate of title or other evidence of ownership of rolling stock Collateral; provided, however, if at any time Term Loan Agent requires any Credit Party to list Term Loan Agent as the first lienholder on any certificate of title, the Credit Parties shall, to the extent the relevant jurisdiction permits listing two lienholders on such certificate of title, list Agent thereon as a second lienholder at such time.
(vi)     Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC and PPSA financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the "secured party" and such Borrower as the "debtor" and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as "all assets" of such Borrower now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.  Each Borrower also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
(vii)     As of the Closing Date, no Borrower holds, and after the Closing Date Borrowers shall promptly notify Agent in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law.  Upon the request of Agent, Borrowers shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.
(viii)     Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information,

reports or evidence concerning the Collateral as Agent may reasonably request from time to time.
ARTICLE 10 - EVENTS OF DEFAULT
Section 10.1          Events of Default.  For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an "Event of Default":
(a)          (i) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, (ii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement:  Section 2.11, Section 4.2(b), Section 4.4(c), Section 4.6 and Article 5, or (iii) there shall occur any default in the performance of or compliance with Section 4.1 and/or Article 6 of this Agreement and Borrower Representative has received written notice from Agent or Required Lenders of such default;
(b)          any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within fifteen (15) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;
(c)          any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);
(d)          (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or in respect of any Swap Contract, or the occurrence of any other breach, default, condition or event with respect to any Debt (other than (i) the Loans or (ii) defaults relating to the failure of any Credit Party to provide audited financial statements to any party under any Equipment financing or lease agreement existing on the Closing Date and other technical defaults that do not materially impact the Credit Party's ability to perform its obligations under such agreement and so long as the applicable equipment financing provider or lessor has not threatened to pursue, nor is pursuing, remedies against any Credit Party (including, without limitation, repossessing the applicable equipment or initiating legal proceedings) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, (A) Debt or other liabilities having an individual principal amount in excess of $500,000 (or any amount, solely with respect to Swap Contracts) or having an aggregate principal amount in excess of $500,000 (or any amount, solely with respect to Swap Contracts) or (B) the Term Loan Debt, in each case, to become or be declared due prior to its stated maturity, or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;
(e)          any Credit Party or any Subsidiary of a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Insolvency Law now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, receiver-manager, liquidator, custodian, monitor or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(f)          an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under Insolvency Law now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, receiver-manager, liquidator, custodian, monitor or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party under any Insolvency Law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;
(g)          (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 403(k) of the Code, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000, or (iv) with respect to a Canadian Pension Plan any Lien arises (except for contribution amounts not yet due) in connection with such Canadian Pension Plan which would reasonably be expected to have a Material Adverse Effect;
(h)          one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has not denied coverage) aggregating in excess of $500,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or

(ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;
(i)          any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;
(j)          the institution by any Governmental Authority of criminal proceedings against any Credit Party;
(k)          a default or event of default occurs under any Guarantee of any portion of the Obligations;
(l)          any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;
(m)          the occurrence of any fact, event or circumstance that results in a Material Adverse Effect, if such default shall have continued unremedied for a period of ten (10) days after written notice from Agent;
(n)          there shall occur any breach or default under (i) the Deferred Prosecution Agreement or (ii) Borrower Representative's consent to a final judgment with the SEC entered into April 24, 2019 if the result of such breach or default of the consent to final judgment with SEC is to permit the SEC to institute an enforcement action or similar legal remedy against Borrowers;
(o)          (i) Holdings engages in any material business activity other than (A) its ownership of the Equity Interests of its Subsidiaries and activities incidental thereto, (B) the entry into, and the performance of its obligations with respect to, the Operative Documents or documentation relating to other Debt permitted to be incurred hereunder and other agreements contemplated hereby and thereby, (C) the payment of Permitted Distributions, the issuance of its Equity Interests, the Guarantee of Debt permitted to be incurred hereunder by a Credit Party, (D) maintaining deposit accounts in connection with the conduct of its business, and paying taxes and other customary obligations in the ordinary course of business; and (E) complying with applicable Law and activities incidental to the foregoing, or (ii) any Dormant Subsidiary (x) engages in any material business activity, (y) owns any assets (other than de minis assets), or (z) guarantees or otherwise becomes obligated in respect of any Debt, or grants a security interest to collateral any Debt, including the Term Loan Debt;
(p)          any non-monetary judgment or order shall be rendered against any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(q)          any Borrower or any of their Subsidiaries (other than the Dormant Subsidiaries and Excluded Entities) is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than 15 days;
(r)          any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue-producing activities at any facility of any Borrower of any of their Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;
(s)          the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrowers or any of their Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;
(t)          the indictment of any Borrower or any of their Subsidiaries, or any senior officer thereof, under any criminal statute, or commencement, or threatened commencement, of criminal or civil proceedings against any Borrower or any of their  Subsidiaries, or any senior officer thereof, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of a Credit Party; or
(u)          (i) any of the Obligations for any reason shall cease to be "Senior Debt" or "Designated Senior Debt" (or any comparable terms) under, and as defined in, the documents evidencing or governing any Subordinated Debt, (ii) any Debt other than the Obligations and the obligations under the Term Loan Credit Agreement shall constitute "Designated Senior Debt" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Debt, or (iii) any of the subordination provisions of the documents evidencing or governing any Subordinated Debt shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt.
Notwithstanding the foregoing, if a Credit Party fails to comply with any same provision of this Agreement two (2) times in any twelve (12) month period and Agent has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section before such failure could become an Event of Default, then all subsequent failures by a Credit Party to comply with such provision of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a Credit Party to comply with such provision of this Agreement, and Agent thereupon may exercise any remedy set forth in this Article 10 without affording Borrowers any opportunity to cure such Event of Default.
All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.
Section 10.2          Acceleration and Suspension or Termination of Revolving Loan Commitment.  Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Agent and Lenders with respect thereto, in whole or in part (and, if in part, each Lender's Revolving Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or Lenders, the Revolving Loan Commitment and the obligations of Agent and Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.
Section 10.3          Remedies.
(a)           Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC and PPSA in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:
(i)      the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;
(ii)     the right to (by its own means or with judicial assistance) enter any of Borrowers' premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers' original books and records, to obtain access to Borrowers' data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers' books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent's instructions with respect to further services to be rendered);
(iii)    the right to require Borrowers at Borrowers' expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv)    the right to notify postal authorities to change the address for delivery of Borrowers' mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower; and/or
(v)     the right to enforce Borrowers' rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent's own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys' fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers' compliance with applicable Laws.  Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process.  Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers' affairs, all of which contacts Borrowers hereby irrevocably authorize.
(b)          Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers.  At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released.  Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent's exercise of its rights and remedies with respect to the Collateral.  Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  Agent may sell the Collateral without giving any warranties as to the Collateral.  Agent may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.
(c)          Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Revolving Loan Commitments, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.
(d)          Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers' labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent's exercise of its rights under this Article, Borrowers' rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent's and each Lender's benefit.
Section 10.4          Cash Collateral.  If (a) any Event of Default specified in Section 10.1(e) or 10.1(f) shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 10.2, or (c) the Revolving Loan Commitment and the obligations of Agent and Lenders with respect thereto shall have been terminated pursuant to Section 10.2, then without any request or the taking of any other action by Agent or Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.
Section 10.5          Default Rate of Interest.  At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (a) the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) per annum in excess of the rates otherwise payable under this Agreement, and (b) the fee described in Section 2.5(b) shall increase by a rate that is three percent (3.0%) in excess of the rate otherwise payable under such Section; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.
Section 10.6          Setoff Rights.  During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender's Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender's Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7          Application of Proceeds.
(a)          Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.
(b)          Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.
(c)          Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and to provide cash collateral to secure any and all Letter of Credit Liability and future payment of related fees, as provided for in Section 2.5(e); fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents; and sixth, to the Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts.  Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.
Section 10.8          Waivers.
(a)          Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives:  (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, any notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent's or any Lender's taking possession or control of, or to Agent's or any Lender's replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws.  Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.
(b)          Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(c)          To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements.  Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Obligations or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents.  Agent's or any Lender's acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent's and such Lender's right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent's right to accelerate the maturity of the Loans, nor shall Agent's receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party's default in payment of sums secured by any of the Financing Documents.
(d)          Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any "one action" or "election of remedies" law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the

Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers' obligations under the Financing Documents.
(e)          Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers' obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers' obligations under the Financing Documents.  In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances:  (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect.  Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.
(f)          To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.
Section 10.9          Injunctive Relief.  The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party's obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein.  However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.  Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief.  By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10          Marshalling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
ARTICLE 11 - AGENT
Section 11.1          Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.  The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees.
Without limiting the powers of the Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Lenders hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the "Attorney"), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec.  The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and Credit Parties.  Any person who becomes a Lender shall, by its execution of an Assignment and Acceptance Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity.  The substitution of the

Agent pursuant to the provisions of this Section 11 also constitute the substitution of the Attorney.
Section 11.2          Agent and Affiliates.  Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.
Section 11.3          Action by Agent.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.
Section 11.4          Consultation with Experts.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 11.5          Liability of Agent.  Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
Section 11.6          Indemnification.  Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent's gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
Section 11.7          Right to Request and Act on Instructions.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.
Section 11.8          Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.
Section 11.9          Collateral Matters.  Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Loan Commitment and payment in full of all Obligations, and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Swap Contracts secured, in whole or in part, by any Collateral; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of "Permitted Liens".  Upon request by Agent at any time, Lenders will confirm Agent's authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.
Section 11.10          Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such assets to Agent or in accordance with Agent's instructions or transfer control to Agent in accordance with Agent's instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.
Section 11.11          Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default".  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
Section 11.12          Assignment by Agent; Resignation of Agent; Successor Agent.
(a)          Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of Lenders or Borrowers.  Following any such assignment, Agent shall give notice to Lenders and Borrowers.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.
(b)          Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to Lenders and Borrowers.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.
(c)          Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor's appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the retiring Agent's resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.
Section 11.13          Payment and Sharing of Payment.
(a)          Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.
(i)     Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement.  Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers.  Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower.  If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender's Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender's Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time.  If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent.  Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans.  Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.
(ii)     On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender's percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Revolving Lender's actual percentage interest of the Revolving Loans to such Lender's required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment.  Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever.  In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.
(iii)    On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender's percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender's Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender's respective share of all payments received from any Borrower.
(iv)    On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender's commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date.  If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender's Pro Rata Share of such Loans unless Agent receives such Lender's Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.
(v)    It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.
(vi)   The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.
(b)          [Reserved].
(c)          Return of Payments.
(i)      If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.
(ii)      If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
(d)          Defaulted Lenders.  The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a "Lender" (or be included in the calculation of "Required Lenders" hereunder) for any voting or consent rights under or with respect to any Financing Document.
(e)          Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation).  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.
Section 11.14          Right to Perform, Preserve and Protect.  If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers' expense.  Agent is further authorized by Borrowers and Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations.  Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14.  Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.
Section 11.15          Additional Titled Agents.  Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the "Additional Titled Agents"), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents.  Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.
Section 11.16          Amendments and Waivers.
(a)          No provision of this Agreement or any other Financing Document may be materially amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, that Agent shall be entitled, in its sole and absolute discretion, to provide its written consent to a proposed Swap Contract, in each case without the consent of any other Lender.

(b)          In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:
(i)    if any amendment, waiver or other modification would increase a Lender's Revolving Loan Commitment, by such Lender; and/or
(ii)    if the rights or duties of Agent or LC Issuer are affected thereby, by Agent and LC Issuer, as the case may be;
provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan or Reimbursement Obligation; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan or of any Reimbursement Obligation, or of interest on any Loan or Reimbursement Obligation (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Revolving Loan Commitment Amount, Revolving Loan Commitment Percentage, or that provide for Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.
Section 11.17          Assignments and Participations.
(a)          Assignments.
(i)     Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender's Loan together with all related obligations of such Lender hereunder, with the prior written consent (such consent not be unreasonably withheld or delayed) of Borrower Representative; provided that no consent of Borrower Representative shall be required (A) if an Event of Default has occurred and is continuing, (B) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender or Approved Fund, or (C) in connection with an assignment by a Lender of all or a material portion of the business or loan portfolio of such Lender to an investment company, fund or similar entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans in the Ordinary Course of Business; provided further, that Borrower Representative shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within ten (10) Business Days after having received notice thereof.  Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a "Trade Date" is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor's entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above.  Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.
(ii)      From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee's Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender).  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.
(iii)     Agent, acting solely for this purpose as an agent of each Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated interest of the Loan owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each

Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in such register.  Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.  The parties intend that the register be maintained such that the Loans are in "registered form" for the purposes of the Code.
(iv)       Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(v)       Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to Lenders by Agent (the "Settlement Service").  At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a).  Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service.  With the prior written approval of Agent, Agent's approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.
(b)          Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons (other than any Borrower or any Borrower's Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a "Participant").  In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender's obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender; provided each participant shall be entitled to payments under Section 2.8 as if such participant were a Lender if such participant complies with Section 2.8(c) as if it were a Lender accepting an interest in a Loan through an assignment.  Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each

Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5. Each Lender that sells a participation shall, acting solely for this  purpose as an agent of Borrowers maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Obligations (each, a "Participant Register"). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrowers and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrowers) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code including Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a participant register.
(c)          Replacement of Lenders.  Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) or 2.8(b), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an "Affected Lender") each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers' election, Agent, of such Person's intention to obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender.  In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a).  Upon any such assignment and payment, such replaced Lender shall no longer constitute a "Lender" for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.
(d)          Credit Party Assignments.  No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.
Section 11.18          Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.  So long as Agent has not waived the conditions to the funding of Revolving Loans set forth in Section 7.2, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2, and specifying any such non-satisfied conditions.  Any Lender delivering any such notice shall become a non-funding Lender (a "Non-Funding Lender") for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender.  Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstandings in excess of $0; provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:
(a)          For purposes of determining the Pro Rata Share of each Revolving Lender under clause (c) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.
(b)          Except as provided in clause (a) above, the Revolving Loan Commitment Amount of each Non-Funding Lender shall be deemed to be $0.
(c)          The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.
(d)          [Reserved].
(e)          Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party, other than reimbursement obligations that have arisen pursuant to Section 2.5(c) in respect of Letters of Credit issued at the time such Non-Funding Lender was not then a Non-Funding Lender.
(f)          Agent shall have no right to (i) make or disburse Revolving Loans as provided in Section 2.1(b)(i) for the account of any Revolving Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or reimbursement obligations have arisen pursuant to Section 2.5(c), or (ii) assume that any Revolving Lender that was a Non-Funding Lender at the time of issuance of such Letter of Credit will fund any portion of the Revolving Loans to be funded pursuant to Section 2.5(c) in respect of such Letter of Credit.  In addition, no Revolving Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or reimbursement obligations have arisen pursuant to Section 2.5(c), shall have an obligation to fund any portion of the Revolving Loans to be funded pursuant to Section 2.5(c) in respect to such Letter of Credit, or to make any payment to Agent or the LC Issuer, as applicable, under Section 2.5(f)(ii) in respect of such Letter of Credit, or be deemed to have purchased any interest or participation in such Letter of Credit from Agent or the LC Issuer, as applicable, under Section 2.5(f)(i).
(g)          To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.
Section 11.19          Buy-Out Upon Refinancing.  MCF shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.
Section 11.20          Subordination Agreements.  Each Lender by its execution of this Agreement or any Assignment Agreement, hereby authorizes and instructs Agent to enter into, any take the actions provided in, each Subordination Agreement.
ARTICLE 12 - MISCELLANEOUS
Section 12.1          Survival.  All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents.  The provisions of Section 2.8 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.
Section 12.2          No Waivers.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  Any reference in any Financing Document to the "continuing" nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3          Notices.
(a)          All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c).  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).
(b)          Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication.  Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.
(c)          Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
Section 12.4          Severability.  In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5          Headings.  Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
Section 12.6          Confidentiality.
(a)          Each Credit Party agrees not to transmit or disclose provisions of any Financing Document to any Person (other than to Borrowers' advisors and officers on a need-to-know basis or as otherwise may be required by Law (including as required by the SEC)) without Agent's prior written consent.
(b)          Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person's customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, and to prospective contractual counterparties (or the professional advisors thereto) in Swap Contracts permitted hereby, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, "Securitization" shall mean (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.  Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either:  (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information.  The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.
Section 12.7          Waiver of Consequential and Other Damages.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
Section 12.8          GOVERNING LAW; SUBMISSION TO JURISDICTION.
(a)          THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
(b)          EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MONTGOMERY, STATE OF MARYLAND AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
(c)          Each Borrower, Agent and each Lender agree that each Loan (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Financing Document shall be deemed to have been performed in, the State of Maryland.
Section 12.9          WAIVER OF JURY TRIAL.
(a)          EACH BORROWER, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL

COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
Section 12.10          Publication; Advertisement.
(a)          Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law (including as required by the SEC), subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF's prior written consent.
(b)          Advertisement.  Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any "tombstone", comparable advertisement or press release which MCF elects to submit for publication.  In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.
Section 12.11          Counterparts; Integration.  This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto.  This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 12.12          No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 12.13          Lender Approvals.  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.14          Expenses; Indemnity.
(a)          Borrowers hereby agree to promptly pay (i) all costs and expenses of Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC, PPSA, Bank Act (Canada), searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with Agent's reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.  If Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.  Clause (a) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, expenses, claims, damages, etc. arising from any non-Tax claim.
(b)          Each Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other

Operative Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans and Letters of Credit, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.  Clause (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, expenses, claims, damages, etc. arising from any non-Tax claim.
(c)          Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
Section 12.15          [Reserved].
Section 12.16          Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.17          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.
Section 12.18          USA PATRIOT Act Notification.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.
Section 12.19          Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)          the effects of any Bail-In Action on any such liability, including, if applicable:
(i)     a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or
(iii)   the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 12.20          Intercreditor Agreement.  Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) consents to the subordination of Liens provided for in the Term Loan Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Term Loan Intercreditor Agreement, and (c) authorizes and instructs Agent to enter into the Term Loan Intercreditor Agreement as Agent on behalf of each Lender.  Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Term Loan Intercreditor Agreement and, in the event of a conflict between the terms of the Term Loan Intercreditor Agreement and this Agreement, the terms of the Term Loan Intercreditor Agreement shall govern and control.
Section 12.21          Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Financing Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Financing Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).
Section 12.22          Canadian Anti-Money Laundering Legislation.
(a)          Each Credit Party acknowledges that, pursuant to the Anti-Terrorism Laws and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" Laws (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Lenders may be required to obtain, verify and record information regarding the Canadian Credit Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Canadian Credit Parties, and the transactions contemplated hereby.  Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender or Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b)          If Agent has ascertained the identity of any Credit Party or any authorized signatories of the Canadian Credit Parties for the purposes of applicable AML Legislation, then Agent:
(i)    shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and Agent within the meaning of the applicable AML Legislation; and
(ii)   shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither Agent nor any other agent has any obligation to ascertain the identity of the Canadian Credit Parties or any authorized signatories of the Canadian Credit

Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Credit Party or any such authorized signatory in doing so.
[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWERS:	CELADON GROUP, INC., a Delaware corporation

	By:	/s/ Chase Welsh
	Name:	Chase Welsh
	Title:	Secretary

CELADON E-COMMERCE, INC., a Delaware corporation

	By:	/s/ Chase Welsh
	Name:	Chase Welsh
	Title:	Secretary

CELADON TRUCKING SERVICES, INC., a Delaware corporation

	By:	/s/ Chase Welsh
	Name:	Chase Welsh
	Title:	Secretary

CELADON REALTY, LLC, a Delaware limited liability company

	By:	/s/ Chase Welsh
	Name:	Chase Welsh
	Title:	Secretary

Signature Page to Credit and Security Agreement

OSBORN TRANSPORTATION, INC., an Alabama corporation

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

BEE LINE, INC., an Ohio corporation

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

DISTRIBUTION, INC., an Oregon corporation

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

QUALITY COMPANIES LLC, an Indiana limited liability company

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

QUALITY EQUIPMENT LEASING, LLC, a Delaware limited liability company

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

Signature Page to Credit and Security Agreement

QUALITY INSURANCE, LLC, an Indiana limited liability company

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

CELADON LOGISTICS SERVICES, INC., a Delaware corporation

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

EAGLE LOGISTICS SERVICES INC., an Indiana corporation

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

VORBAS, LLC, an Ohio corporation

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

CELADON CANADIAN HOLDINGS, LIMITED, an Ontario corporation

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

Signature Page to Credit and Security Agreement

HYNDMAN TRANSPORT LIMITED, an Ontario corporation

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

TAYLOR EXPRESS, INC., an North Carolina corporation

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

Address for Borrowers: Celadon Group, Inc. 9503 East 33rd Street Indianapolis, Indiana 46235 Attn: General Counsel Facsimile: (317) 890-9414 Email: cwelsh@celadontrucking.com

Signature Page to Credit and Security Agreement

AGENT:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P., its investment manager

	By:	Apollo Capital Management GP, LLC, its general partner

	By:	/s/ Maurice Amsellem
	Name:	Maurice Amsellem
	Title:	Authorized Signer

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  Account Manager for Celadon transaction
Facsimile:  301-941-1450

Copying, for notice purposes only:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  General Counsel
Facsimile:  301-941-1450

Payment Account Designation Wells Fargo Bank, N.A. (McLean, VA) ABA #: 121-000-248 Account Name: MidCap Funding X Trust- Collections Account #: [*] Attention: ______________________________

Signature Page to Credit and Security Agreement

LENDER:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P., its investment manager

	By:	Apollo Capital Management GP, LLC, its general partner

	By:	/s/ Maurice Amsellem
	Name:	Maurice Amsellem
	Title:	Authorized Signer

Address: c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 200 Bethesda, Maryland 20814 Attn: Account Manager for Celadon transaction Facsimile: 301-941-1450

Signature Page to Credit and Security Agreement

ANNEX A TO CREDIT AGREEMENT (COMMITMENT ANNEX)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
MidCap Financial Trust	$60,000,000	100%
TOTALS	$60,000,000	100%

EXHIBIT A TO CREDIT AGREEMENT (RESERVED)

EXHIBIT B TO CREDIT AGREEMENT (COMPLIANCE CERTIFICATE)
COMPLIANCE CERTIFICATE
Date:  __________, 20__

This Compliance Certificate is given by _____________________, a Responsible Officer of Celadon Group, Inc., a Delaware corporation (the "Borrower Representative"), pursuant to that certain Credit and Security Agreement dated as of July 31, 2019 among the Borrower Representative, the Subsidiaries of Borrower Representative party thereto as Borrowers and any additional Borrower that may hereafter be added thereto (collectively, "Borrowers"), MidCap Financial Trust, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby certifies to Agent and Lenders that:
(a)          the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;
(b)          the representations and warranties of each Credit Party contained in the Financing Documents are true, correct and complete in all material respects on and as of the date hereof, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(c)          I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Consolidated Subsidiaries during the accounting period covered by such financial statements and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;
(d)          except as noted on Schedule 2 attached hereto, the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers and Guarantors currently conduct business; Schedule 2 specifically notes any changes in the names under which any Borrower or Guarantor conduct business;
Exhibit B - 1

(e)          except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against any Borrower, Guarantor or any Collateral or (ii) any failure of any Borrower or Guarantors to make required payments of withholding or other tax obligations of any Borrower or Guarantors during the accounting period to which the attached statements pertain or any subsequent period.
(f)          Schedule 5.14 to the Credit Agreement contains a complete and accurate statement of all deposit accounts and investment accounts maintained by Borrowers and Guarantors;
(g)          except as noted on Schedule 4 attached hereto and Schedule 3.6 to the Credit Agreement, the undersigned has no knowledge of any current, pending or threatened:  (i) litigation against any Borrower or Guarantor that reasonably could be expected to result in liability to the Credit Parties or any of their Subsidiaries in excess of $500,000 or, in the case of litigation resulting from potential automobile liability arising in the Ordinary Course of Business, $1,000,000; (ii) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Borrower or Guarantor; or (iii) any default by any Borrower or Guarantor under any Material Contract to which it is a party.
(h)          except as noted on Schedule 5 attached hereto, no Borrower or Guarantor has acquired, by purchase, by the approval or granting of any application for registration (whether or not such application was previously disclosed to Agent by Borrowers) or otherwise, any Intellectual Property that is registered with any United States or foreign Governmental Authority, or has filed with any such United States or foreign Governmental Authority, any new application for the registration of any Intellectual Property, or acquired rights under a license as a licensee with respect to any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person (other than pursuant to any "shrink wrap" license), that has not previously been reported to Agent on Schedule 3.17 to the Credit Agreement or any Schedule 5 to any previous Compliance Certificate delivered by Borrower Representative to Agent.
(i)          except as noted on Schedule 6 attached hereto, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that has not previously been reported to Agent on any Schedule 6 to any previous Compliance Certificate delivered by Borrower Representative to Agent.
(j)          except as noted on Schedule 7 attached hereto, no Borrower or Guarantor is aware of any commercial tort claim that has not previously been reported to Agent on any Schedule 7 to any previous Compliance Certificate delivered by Borrower Representative to Agent.
(k)          Borrowers and Guarantors (if any) are in compliance with the covenants contained in Article 6 of the Credit Agreement, and in any Guarantee constituting a part of the Financing Documents, as demonstrated by the calculation of such covenants below, except as set forth below; in determining such compliance, the following calculations have been made:  [See attached worksheets].  Such calculations and the certifications contained therein are true, correct and complete.

Exhibit B - 2

The foregoing certifications and computations are made as of ________________, 20__ (end of month) and as of _____________, 20__.

Sincerely,

CELADON GROUP, INC., as Borrower Representative

By:
Name:
Title:

Exhibit B - 3

Calculation of Financial Covenants for Compliance Certificate

EXHIBIT C TO CREDIT AGREEMENT (BORROWING BASE CERTIFICATE)

EXHIBIT D TO CREDIT AGREEMENT (NOTICE OF BORROWING)
NOTICE OF BORROWING

This Notice of Borrowing is given by _____________________, a Responsible Officer of Celadon Group, Inc., a Delaware corporation (the "Borrower Representative"), pursuant to that certain Credit and Security Agreement dated as of July 31, 2019 among the Borrower Representative, the Subsidiaries of Borrower Representative party thereto as Borrowers and any additional Borrower that may hereafter be added thereto (collectively, "Borrowers"), MidCap Financial Trust, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby gives notice to Agent of Borrower Representative's request to on _______________, 20__ borrow $_______________ of Loans on __________, 20__.  Attached is a Borrowing Base Certificate complying in all respects with the Credit Agreement and confirming that, after giving effect to the requested advance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit.
The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Section 7.2 have been satisfied, (b) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date, and (c) no Default or Event of Default has occurred and is continuing on the date hereof.
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Notice of Borrowing this ____ day of ___________, 20__.

Sincerely,

CELADON GROUP, INC., as Borrower Representative

By:
Name:
Title:

EXHIBIT F-1 TO CREDIT AGREEMENT
 (FORM OF U.S. TAX COMPLIANCE CERTIFICATE)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit and Security Agreement dated as of July 31, 2019 among the Borrower Representative, the other Borrowers listed therein and any additional Borrower that may hereafter be added thereto (collectively, "Borrowers"), MidCap Financial Trust, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF LENDER]

By:
Name:
Title:

Date:	________ __, 20[ ]

EXHIBIT F-2 TO CREDIT AGREEMENT
 (FORM OF U.S. TAX COMPLIANCE CERTIFICATE)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit and Security Agreement dated as of July 31, 2019 among the Borrower Representative, the other Borrowers listed therein and any additional Borrower that may hereafter be added thereto (collectively, "Borrowers"), MidCap Financial Trust, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________ __, 20[ ]

EXHIBIT F-3 TO CREDIT AGREEMENT
 (FORM OF U.S. TAX COMPLIANCE CERTIFICATE)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit and Security Agreement dated as of July 31, 2019 among the Borrower Representative, the other Borrowers listed therein and any additional Borrower that may hereafter be added thereto (collectively, "Borrowers"), MidCap Financial Trust, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________ __, 20[ ]

EXHIBIT F-4 TO CREDIT AGREEMENT
 (FORM OF U.S. TAX COMPLIANCE CERTIFICATE)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit and Security Agreement dated as of July 31, 2019 among the Borrower Representative, the other Borrowers listed therein and any additional Borrower that may hereafter be added thereto (collectively, "Borrowers"), MidCap Financial Trust, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Financing Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	________ __, 20[ ]

Exhibit F-2 - 2

Schedule 3.1 – Existence, Organizational ID Numbers, Foreign Qualification, Prior Names;

Borrower	Prior Names	Type of Entity / State of Formation	States Qualified	State Org. ID Number	Federal Tax ID Number	Place of Business / Address

Schedule 3.1
Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Loan Party	DBA Name of Project (N/A except where indicated)	Type of Entity	Jurisdiction of Formation	Org. ID Number	Federal Tax ID Number	Principal Place of Business / Address of Project	Other Names Used in Past 5 Years (N/A except where indicated)
1. Celadon Group, Inc.		Corporation	Delaware	2097062	13-3361050	9503 East 33rd Street, Indianapolis, IN 46235
2. CELADON TRUCKING SERVICES, INC.		Corporation	New Jersey	0100259094	13-3276138
3. Celadon Logistics Services, Inc.		Corporation	Delaware	4068818	20-3820834
4. Quality Equipment Leasing, LLC	Quality Equipment Sales (active - Indiana)	Limited Liability Company	Delaware	4301898	32-0232403
5. OSBORN TRANSPORTATION, INC.	Osborn Local and Dedicated	Corporation	Alabama	032-666	63-0657467
6. CELADON CANADIAN HOLDINGS, LIMITED		Corporation	Ontario, Canada	002373004	81-4852539
7. HYNDMAN TRANSPORT LIMITED		Corporation	Ontario, Canada	1924493	98-0083249		Hyndman Holdings Inc.; Hyndman Transport (1972) Limited; Amalgamation with Celadon Canada, Inc., 1674149 Ontario Ltd. (prior name), 737389 Ontario Limited (prior name)
8. Celadon Realty, LLC		Limited Liability Company	Delaware	5122024	45-4952559
9. Distributions, Inc.	FTL; FTL, Inc.	Corporation	Oregon	720206-89	93-1280488
10. EAGLE LOGISTICS SERVICES INC.		Corporation	Indiana	2014090400114	47-1747667

11. QUALITY COMPANIES LLC	Limited Liability Company	Indiana	2010031800633	27-2174073
12. TAYLOR EXPRESS, INC.	Corporation	North Carolina	0202455	56-1549779
13. Vorbas, LLC	Limited Liability Company	Ohio	1667967	20-8078936
14. QUALITY INSURANCE LLC	Limited Liability Company	Indiana	2009120301468	27-1417248
15. Celadon E-Commerce, Inc.	Corporation	Delaware	3173414	35-2112711
16. Bee Line, Inc.	Corporation	Ohio	531113	34-1698532

Entity Name	Material Foreign Qualifications
1. Celadon Group, Inc.	IN PA
2. Celadon Trucking Services, Inc.	IN TX
3. Celadon Realty, LLC	IN
4. Celadon Logistics Services, Inc.	IN TX
5. Quality Companies LLC	None
6. Quality Equipment Leasing, LLC	IN
7. Quality Insurance LLC	None
8. Eagle Logistics Services Inc.	None
9. Osborn Transportation, Inc.	None
10. Taylor Express, Inc.	None
11. Distribution, Inc.	None
12. Bee Line, Inc.	None
13. Celadon Canadian Holdings, Limited	None
14. Hyndman Transport Limited	None
15. Celadon Mexicana, S.A. de C.V.	None
16. Servicios de Transportación Jaguar, S.A. de C.V.	None
17. Jaguar Logistics, S.A. de C.V.	None
18. Transportation Insurance Services Risk Retention Group, Inc.	None
19. Celadon International Corporation	None
20. Celadon Driving Academy, LLC	None
21. Celadon E-Commerce, Inc.	IN
22. Vorbas, LLC	None
23. Servicios Corporativos Jaguar, S.C.	None
24. Leasing Servicios, S.A. de C.V.	None

Schedule 3.4
Capitalization
Holder	Credit Party	Class of Equity of Subsidiary	Equity Certificate Nos.	Par Value	Amount of Equity Interests Authorized	Amount of Equity Interests Issued and Outstanding	Percentage of Outstanding Equity Held
Celadon Group, Inc., a Delaware corporation	Celadon Trucking Services, Inc., a New Jersey corporation	Common Shares	11	No Par	200	200	100%
Celadon Group, Inc., a Delaware corporation	Celadon Realty, LLC, a Delaware limited liability company	LLC Membership Interest	N/A	N/A	N/A	N/A	100%
Celadon Group, Inc., a Delaware corporation	Celadon E-Commerce, Inc., a Delaware corporation	Common Shares	1	No Par	1,500	1,000	100%
Celadon Trucking Services, Inc.	Celadon Canadian Holdings, Limited, an Ontario corporation	Common Shares; Class A Special Shares	3; 2-AS	No Par	Unlimited number of Common Shares; 1,000,000 Class A Special Shares	100 Common Shares; 1,000,000 Class A Special Shares	100%

Holder	Credit Party	Class of Equity of Subsidiary	Equity Certificate Nos.	Par Value	Amount of Equity Interests Authorized	Amount of Equity Interests Issued and Outstanding	Percentage of Outstanding Equity Held
Celadon Trucking Services, Inc., a New Jersey corporation	Bee Line, Inc., an Ohio corporation	Common Stock	7	No Par	500	400	100%
Celadon Trucking Services, Inc., a New Jersey corporation	Vorbas, LLC, an Ohio limited liability company	Membership Interests	N/A	N/A	N/A	N/A	100%
Celadon Trucking Services, Inc., a New Jersey corporation	Celadon Logistics Services, Inc., a Delaware corporation	Common Stock	1	$0.01	100	100	100%
Celadon Trucking Services, Inc., a New Jersey corporation	Taylor Express, Inc., a North Carolina corporation	Common Stock	2	$1.00	100,000	25,000	100%
Celadon Trucking Services, Inc., a New Jersey corporation	Osborn Transportation, Inc., an Alabama corporation	Common Voting Stock; Class A Common Non-Voting Stock	4	$100.00	2,500 Common Voting Stock 22,500 Class A Common Non-Voting Stock	2,365 (Common Voting Stock)	100%

Holder	Credit Party	Class of Equity of Subsidiary	Equity Certificate Nos.	Par Value	Amount of Equity Interests Authorized	Amount of Equity Interests Issued and Outstanding	Percentage of Outstanding Equity Held
Celadon Trucking Services, Inc., a New Jersey corporation	Eagle Logistics Services Inc., an Indiana corporation	Common Stock	1	No Par	100	100	100%
Celadon Trucking Services, Inc., a New Jersey corporation	Quality Companies LLC, an Indiana limited liability company	LLC Membership Interest	N/A	N/A	N/A	N/A	100%
Celadon Trucking Services, Inc., a New Jersey corporation	Distribution, Inc., an Oregon corporation	Common Stock	2	No Par	10,000	10,000	100%
Quality Companies LLC	Quality Insurance LLC, an Indiana limited liability company	Membership Interests	N/A	N/A	N/A	N/A	100%

Holder	Credit Party	Class of Equity of Subsidiary	Equity Certificate Nos.	Par Value	Amount of Equity Interests Authorized	Amount of Equity Interests Issued and Outstanding	Percentage of Outstanding Equity Held
Quality Companies LLC, an Indiana limited liability company	Quality Equipment Leasing, LLC, a Delaware limited liability company	LLC Membership Interest	N/A	N/A	N/A	N/A	100%
Celadon Canadian Holdings, Limited, an Ontario corporation	Hyndman Transport Limited, an Ontario corporation	Class A Common Shares	1-AC	No Par	Unlimited number of Class A Common and Special Shares, Class B Common and Special Shares, and Class C Common and Special Shares	100 (Class A Common)	100%

Celadon Group, Inc. (“CGI”) is a publicly traded company with 40,000,000 shares of Common Stock authorized, 179,985 shares of Preferred Stock authorized, and approximately 30,080,888 shares of its common stock outstanding as of July 15, 2019, including 558,951 shares of unvested restricted stock.  CGI has the following agreements with respect to its equity:
•	Warrants, as in effect on the Closing Date
•
Obligation to issue common stock with an aggregate value of $1 million to Transportation Enterprise Leasing LLC
, which has since been modified by oral agreement to require the issuance of one million (1,000,000) shares of common stock to Transportation Enterprise Leasing LLC (in lieu of the $1 million grant), pursuant to Consulting Agreement dated April 16, 2019, as in effect on the Closing Date. The obligation to issue one million (1,000,000) shares of common stock (in lieu of the $1 million grant) will be documented post-Closing.

•	Obligation to issue up to 650,000 shares of common stock, as of July 15, 2019, in respect of outstanding employee stock awards, subject to the terms of the applicable award agreements.

●	Section 382 Tax Benefits Preservation Plan dated as of August 9, 2018, as in effect on the Closing Date

Schedule 3.6
Litigation
LITIGATION SCHEDULE
Case Name	Case Description	Jurisdiction/Court	Procedural Status	Covered by Insurance
Vitale v. Celadon	I/C drivers domiciled in California alleging misclassification.	CA/State	Reached a settlement for $500,000; waiting for court approval	No
McCoy v. Celadon	Company drivers alleging wage deduction and wage payment violations.	IN/State	Complaint and Answer filed; Agreed to participate in mediation; Waiting on demand for plaintiff for approximately 1.5 years.	Yes
Tango Transport Bankruptcy	Alleging damages related to Celadon's asset purchase of Tango Transport. Claimed damages include driver bonuses due under the asset purchase agreement and conversion of trailers.	TX/Federal	Currently stayed	No
Fleet Truck Sales v. Celadon & Quality	FTS (Werner) filed suit against Celadon and Quality for breach of contract and corresponding damages.	NE/Federal	Plaintiff demanded $5,531,276 in their amended complaint. We asserted that the liquidated damage provision ($166,000) in the purchase agreement is	No

enforceable. The Court granted our MSJ. Plaintiff has now filed an appeal with the 8th Circuit. Both parties have filed briefs.
Sheryl Ray et al v. CTSI & Myron Wilson	Claim No. ZA-00007199; Loss Date: 12/16/2016; Loss State: IL; Description: Icy conditions. V2 pulled to shoulder with hazards. V1 slid on ice and struck V2.	IL/Federal	[*] Mediation scheduled for 8/1/2019. Trial set to begin on 8/19/2019.	Yes
Lonnie Butler v. Abner Albarez-Carballo & CTSI	Claim No. ZA-00008046; Loss Date: 2/21/2017; Loss State: AR; Description: Client Driver - fatal	TX/State	Settled for $1,525,000. File to be closed upon remittance of settlement amount.	Yes
Not in Litigation
Claim No. ZA-00013207;
Loss Date: 2/12/2018;
Loss State: WI;
Description: There was an unexpected fog on a clear day. V1 slowed because two vehicles in front had stopped due to another accident. V1 was unable to stop and struck V2.
		N/A	No suit filed yet. No demand received. Resolution does not appear to be imminent.	Yes
Dean & Christine Mason v. A&S Services Group, CTSI & Johnny Washington	Claim No. ZA-00002369; Loss Date: 8/5/2015; Loss State: SC; Description: V1 lost dual tires off tractor. Tires bounced into oncoming traffic causing collision.	SC/State	No demand received. Resolution does not appear to be imminent.	Yes
Evelina Harris & Winthrop Carrie v. CTSI, Taylor	Claim No. ZA-00008704; Loss Date: 4/10/2017; Loss State: LA;	LA/Federal	Trial likely to be continued. Plaintiffs are	Yes

Express & Marvin Register	Description: V1 changed lanes and struck V2.	currently subject to investigation for staging multiple accidents (including this case). [*]

Schedule 3.13
Taxes
•
Overdue excise taxes on equipment sales as further described in that certain Excise Tax Examination Changes and Consent to Assessment and Collection form dated July 16, 2019.  Overdue amount does not exceed $2,500,000 plus interest.  No penalties were assessed.

Schedule 3.14
Compliance with ERISA
•	Matters addressed in the Voluntary Correction Program submitted to the IRS on or about January 18, 2019. The Credit Parties' liability does not exceed $40,000.

Schedule 3.17
Material Contracts
•	Term Loan Documents

•	Financing Documents

•	Deferred Prosecution Agreement

•
That certain Cash Collateral and Letter of Credit Reimbursement Agreement dated as of the Closing Date by and between Celadon Group, Inc. as borrower thereunder, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A. in its capacity as L/C Issuer.

Schedule 3.18
Environmental Compliance
None.

Schedule 3.19
Intellectual Property

Owner	Mark	US Registration Date	US Registration #	Date Filed in US	US Serial Number
Celadon Group, Inc.	CELADON and Design	06/28/2016	4987683	10/14/2015	86787857
Celadon Trucking Services, Inc.	LAND SPAN LOGISTICS and Design	08/06/2002	2604244	04/10/2001	76238568
Celadon Trucking Services, Inc.	LAND SPAN, INC.	01/26/1988	1474526	06/15/1987	73666394

Schedule 4.4
Insurance

Effective Date	Expiration date	Policy number	Company	(Pure) Premium	Taxes & Fees	Limits	Deductible
07/01/19	07/01/20	ISAH25298238	Ace American Ins Co.	$37,500.00	$ -	$ 1,000,000	$ 1,000,000
07/01/19	07/01/20	MMTH25298354	Ace American Ins Co.	$37,500.00	$ -	$ 1,000,000	$ 1,000,000
07/01/19	07/01/20	MMTH25298391	Ace American Ins Co.	$37,500.00	$ -	$ 1,000,000	$ 1,000,000
07/01/19	07/01/20	RRG185116	Transportation Insurance Services RRG, Inc.	$521,000.00	$ -	$ 1,500,000	$ 1,000,000
07/01/19	07/01/20	UXTRV30869	Travelers Ins Co of Canada	$22,096.00	$ -	$ 1,000,000	$ 100,000
07/01/19	07/01/20	QT6603D69061ATIL19	Travelers Property Cas Co of Am	$276,660.00	$ -	$ 1,000,000	$ 100,000
07/01/19	07/01/20	216001735	Homeland Insurance Co of NY	$2,500.00	$62.50	$ 1,000,000	0
04/01/19	04/01/20	596778832	C N A/The Continental Ins Co.	$21,430.00	$ -	$ 1,000,000	$ 25,000
07/01/19	07/01/20	ZEV07F19APBR	Lloyds Synd 623 (Beazley) & 2623	$106,050.00	$ -	$ 10,000,000	$ 250,000
04/01/19	04/01/20	4279616	AIG/AIG Ins Co of Canada	$7,000.00	$ -	$ 10,000,000	$ 1,500,000
04/01/19	04/01/20	13080434	AIG/Illinois National Ins Co.	$400,157.00	$ -	$ 10,000,000	0
04/01/19	04/01/20	596884973	AIG/Illinois National Ins Co.	$144,000.00	$ -	$ 10,000,000	0
04/01/19	04/01/20	13407071	AIG/Illinois National Ins Co.	$383,830.00	$ -	$ 10,000,000	$ 1,500,000

04/01/19	04/01/20	V1E3FB190301	Beazley Insurance Co.	$397,907.00	$ -	$ 10,000,000	$ 10,000,000
04/01/19	04/01/20	FSUSC1800173	Beazley	$157,500.00	$ -	$ 5,000,000	$ 1,000,000
04/01/19	04/01/20	C028071/003	Allied World Assurance Co	$90,000.00	$0.00	$ 5,000,000	$ 5,000,000
07/01/19	07/01/20	XSAH25298275	Chubb/Ace American Ins Co.	$2,601,017.00	$ -	$ 3,000,000	$ 2,000,000
07/01/19	07/01/20	1000090470-0	Kinsale Insurance Co.	$19,500.00	$487.50	$ 3,000,000	$ 100,000
07/01/19	07/01/20	XCQG2813731A004	Chubb/Ace Property & Casualty Ins. Co.	$1,530,650.00	$ -	$ 10,000,000	$ 10,000,000
07/01/19	07/01/20	EXC10005125005	Endurance American Specialty Ins Co.	$700,000.00	$ -	$ 15,000,000	$ 20,000,000
07/01/19	07/01/20	1.00035E+11	Liberty Surplus Insurance Co.	$700,000.00	$17,500.00	$ 15,000,000	$ 20,000,000
07/01/19	07/01/20	IE00020735LI19A	XL Catlin	$425,000.00	$ -	$ 15,000,000	$ 35,000,000
07/01/19	07/01/20	EXC3161273	Great American Assurance Co.	$145,000.00	$ -	$ 25,000,000	$ 50,000,000
07/01/19	07/01/20	SHX00032399610	National Surety Corp.	$252,250.00	$ -	$ 25,000,000	$ 50,000,000
07/01/19	07/01/20	42RLO30271004	National Fire & Marine	$2,215,324.00	$55,383.10	$ 5,000,000	$ 5,000,000
04/01/19	04/01/20	13077807	AIG/Illinois National Ins Co.	$25,400.00	$ -	$ 5,000,000	0
07/01/19	07/01/20	PST622950376	C N A/The Continental Ins Co.	$2,900.00		Varies	Various
07/01/19	07/01/20	HDOG71568568	Chubb/Ace American Ins Co.	$37,500.00	$ -	$1m/$2m	$ 1,000,000
07/01/19	07/01/20	2AA316365	Evanston Insurance Co.	$1,000.00	$127.50	$ 1,000,000	$ 1,000
04/01/19	04/01/20	81848325	Federal Insurance Co.	$4,331.00	$ -	$ 10,000,000	0
10/22/18	10/22/19	ABCJ304	Chubb Seguros	$3,500.00	$ -	$ 1,000,000	$ -
01/31/19	01/31/20	TIS40101-	Hudson Insruance	$228,000.00	$ -	$ 1,000,000

		136614/136615	Co.
07/01/19	07/01/20	216001734	Atlantic Specialty Ins Co.	$804,000.00	$ -	Scheduled Beneftis	$ 1,000,000
07/01/19	07/01/20	216001742	Atlantic Specialty Ins Co.	$6,600.00	$0.00	Scheduled Beneftis	$ 1,000,000
01/31/19	01/31/20	CBA01000-136616	Hudson Insurance Co.	$2,166,000.00	$ -	0	$ 1,000,000
07/01/19	07/01/20	3107996	Allied World Surplus Lines Ins Co.	$19,096.00	$477.00	$ 2,000,000	$ 1,000,000
07/01/19	07/01/20	0310-8001	Allied World Surplus Lines Ins Co.	$15,000.00	$ -	$ 2,000,000	$ 100,000
07/01/18	07/01/19	2633401	Ironshore Specialty Ins Co.	$24,176.00	$604.40	$ 1,000,000	$ 100,000
07/01/19	07/01/20	Y6306E76178A	Travelers Property Cas Co of Am	$288,027.00	$ -		0
07/01/19	07/01/20	WLRC66037228	Chubb/Ace American Ins Co.	$31,834.00	$ -	$ 1,000,000	$ 25,000
07/01/19	07/01/20	WCUC66037307	Chubb/Ace American Ins Co.	$373,850	$ -	$ 1,000,000	$ 250,000

Schedule 4.9
Litigation, Governmental Proceedings and Other Notice Events
•	Matters discussed in Deferred Prosecution Agreement with the US Department of Justice and related Consent Decree with the US Securities and Exchange Commission.
•
Overdue excise taxes on equipment sales as further described in that certain Excise Tax Examination Changes and Consent to Assessment and Collection form dated July 16, 2019.  Overdue amount does not exceed $2,500,000 plus interest.  No penalties were assessed.

Schedule 5.1
Debt; Contingent Obligations
 None.

Schedule 5.2
Liens
•
UCC Financing Statement filing number 201800000962745 filed by Circle H Intermodal LP against Quality Companies LLC on February 5, 2018 with the Indiana Secretary of State.  The underlying obligation has been satisfied, and the Borrowers will deliver to Agent a file stamped and recorded copy of a termination statement relating to this UCC financing statement after the Closing Date in accordance with Section 7.4 of this Agreement.

Schedule 5.7
Permitted Investments
No Loan Party has made any loans to, or otherwise made any Investments in, any other Persons, except as follows:
•	Investment in All Zone Logistics LLC as in effect on the Closing Date.

Schedule 5.8
Affiliate Transactions
The following transactions could potentially exceed $1,000,000 annually:
Parties	Type of Agreement	Term of Agreement
Sindicato Nacional de Trabajadores del Transporte, S. y C. “Ricardo Flores Magon” (National Union of Transport Workers “Ricardo Flores Magón”) and Servicios de Transportación Jaguar, S.A. de C.V.	Collective Bargaining/Pay Agreement	Date of execution: 07/19/17 Effective date: 05/01/17 Term: Indefinite. (Annual salary review and bi-annual general review)
Celadon Group, Inc. and Thomas S. Albrecht	Employment Agreement, dated October 16, 2017	None (subject to certain severance provisions).
Celadon Group, Inc. and Vincent Donargo	Amended and Restated Employment Agreement, dated May 1, 2019	None (subject to certain severance provisions)
Celadon Group, Inc. and Paul C. Svindland	Amended and Restated Employment Agreement, dated December 5, 2018	None (subject to certain severance provisions)

Schedule 5.11
Business Description
The following is a brief description of each Loan Party's business:
Loan Party	Business Description
All Loan Parties	Providing long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight services, as well as operations ancillary thereto.

Schedule 5.14
Deposit Accounts and Securities Accounts
All of the financial institutions at which any Loan Party maintains any deposit accounts, investment accounts, securities accounts or similar accounts, together with the account number and a description for each such account, are:
Loan Party	Financial Institution(s) where Accounts Maintained	Account Numbers	Descriptions of Accounts
Celadon Trucking Services, Inc.	Bank of America	[*]	Concentration Account
Celadon Trucking Services, Inc.	Bank of America	[*]	Disbursement Account
Celadon Trucking Services, Inc.	Bank of America	[*]	Dedicated Services Disbursement Account (GSM Transportation)
Hyndman Transport Limited	Bank of America	[*]	Disbursement Account
Hyndman Transport Limited	Bank of America	[*]	Disbursement and Receipt Account
Hyndman Transport Limited	Bank of America	[*]	Operating Account (Canadian Dollars; wires, payroll, checks)
Celadon Logistics Services, Inc.	Bank of America	[*]	Disbursement Account (Payroll & 401(k))
Transportation Insurance Services Risk Retention Group, Inc.	Bank of America	[*]	Disbursements for RRG claims
Taylor Express, Inc.	Bank of America	[*]	Payroll and Operating Expense Disbursements
Celadon Trucking Services, Inc.	Wells Fargo	[*]	Operating Account (Receipt)
Celadon Trucking Services, Inc.	Wells Fargo	[*]	Dedicated Services Operating Account (GSM Transportation)
Hyndman Transport	Wells Fargo	[*]	Operating Account (Receipt)

Loan Party	Financial Institution(s) where Accounts Maintained	Account Numbers	Descriptions of Accounts
Limited
Celadon Logistics Services, Inc.	Wells Fargo	[*]	Concentration Account
Distribution, Inc. (FTL)	Wells Fargo	[*]	Operating Account
Distribution, Inc. (FTL)	Wells Fargo	[*]	Payroll Account
Distribution, Inc.	Wells Fargo	[*]	Operating Expense Disbursements
Hyndman Transport Limited	BMO (Bank of Montreal)	[*]	Canadian Dollars Account (payroll)
Hyndman Transport Limited	BMO (Bank of Montreal)	[*]	U.S. Dollars Account
Celadon Trucking Services, Inc.	Star Financial Bank	[*]	Account holds cash deposit for equipment lease. No ingoing or outgoing transfers.
Celadon Trucking Services, Inc.	Regions	[*]	Account holds cash deposit for equipment lease. No ingoing or outgoing transfers.
Taylor Express, Inc.	PNC	[*]	Trade receivables collection

Schedule 7.4 – Post Closing Requirements

Borrowers shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its sole and absolute discretion:
1.
Within 90 days of the Closing Date (or such later date as Agent may agree to in writing, in its sole discretion), Borrowers shall either dissolve each of the Dormant Subsidiaries or, to the extent any such Subsidiary is not dissolved within such time period, cause such Dormant Subsidiary to guaranty the Obligations and grant to Agent, for the benefit of Lenders, a security interest in substantially all of the assets of such Subsidiary and grant a security interest in all of the Equity Interests of such Subsidiary to Agent for the benefit of Lenders.

2.
Within 30 days of the Closing Date (or such later date as Agent may agree to in writing, in its sole discretion), Borrowers shall deliver to Agent, certificates of insurance with respect to each Credit Party and each Subsidiary's casualty, property and business interruption insurance policies, which certificates list all locations covered by the policies, and show Agent as the certificate holder and as a lenders' loss payee, together with a lenders loss payable and notice of cancellation endorsements.

3.
Within 30 days of the Closing Date (or such later date as Agent may agree to in writing, in its sole discretion), Borrowers shall deliver to Agent, certificates of insurance with respect to each Credit Party and each Subsidiary's general liability, excess or umbrella liability and other third party insurance policies, which certificates show Agent as the certificate holder and as an additional insured party, together with additional insured and notice of cancellation endorsements.

4.
Within 45 days of the Closing Date (or such later date as Agent may agree to in writing, in its sole discretion), Borrowers shall deliver to Agent, duly executed Deposit Account Control Agreements with respect to each Deposit Account of a Credit Party (other than Excluded Accounts), including Deposit Accounts maintained at PNC Bank, National Association, Bank of Montreal and Bank of America, N.A. or if any of the Deposit Accounts maintained as of the Closing Date with PNC Bank, National Association, Bank of Montreal and/or Bank of America, N.A. are closed, Borrowers shall deliver to Agent evidence of such closure and duly executed Deposit Account Control Agreements with respect to each replacement Deposit Account of the Credit Parties, each of which shall be maintained at financial institutions acceptable to Agent (other than Excluded Accounts).

5.
Within 90 days of the Closing Date (or such later date as Agent may agree to in writing, in its sole discretion), Borrowers shall deliver to Agent an original fully executed, notarized and recordable mortgage or deed of trust and/or assignment of leases and rents for each location of real property of a Credit Party that is subject to a first-priority mortgage or deed of trust and/or assignment of leases and rents securing the Term Loan Debt.

6.
Within 60 days of the Closing Date (or such later date as Agent may agree to in writing, in its sole discretion), Borrowers shall comply with the requirements of Section 9.2(f)(v) with respect to any certificate of title of rolling stock Collateral.

7.
Within 30 days of the Closing Date (or such later date as Agent may agree to in writing, in its sole discretion), Borrowers shall deliver to Agent a file stamped and recorded copy of a termination statement relating to UCC financing statement filing number 201800000962745 filed February 5, 2018 against Quality Companies LLC with the Indiana Secretary of State, listing Circle H Intermodal LP as the secured party.

8.
Within 7 days of the Closing Date (or such later date as Agent may agree to in writing, in its sole discretion), Borrowers shall deliver to Agent evidence of the payment in full of the Excise Tax Liability.

9.
Within 60 days of the Closing Date (or such later date as Agent may agree to in writing, in its sole discretion), Borrowers shall use commercially reasonable efforts to provide Agent (i) estoppel letters in form and substance satisfactory to Agent or (ii) discharges in respect of each of the following registrations:

Secured Party(ies)	Debtor(s)	Reference File No. & Registration Number(s)
Concentra Bank	Hyndman Transport Limited	747262539 20190102 1705 1462 3045 as amended by 20190104 1706 1462 3780
LBEL Inc	Hyndman Transport Limited	747095229 20181224 1150 1901 3352
747102042 20181224 1310 1901 3379
Mercado Capital Corporation, a div. of Westminster Savings Credit Union	Hyndman Transport Limited Celadon Group Inc.	746257086 20181127 1638 9102 3464
Canadian Equipment Finance & Leasing Inc.	Hyndman Transport Limited Celadon Group Inc.	744966252 20181019 1030 9224 0488
Compaction Credit Ltd.	Hyndman Transport Limited Celadon Group Inc.	744968862 20181019 1039 9224 0489

Schedule 7.4 -2

Trailer Wizards Ltd.	Hyndman Transport Limited	734649993 20171205 1306 1901 1445
734651586 20171205 1334 1902 9060
701072163 20141029 1127 1590 2741 as amended by 20170905 1732 1590 1707
698737455 20140808 0915 1590 7942 as amended by 20170706 1453 1590 7556
	Hyndman Transport (1972) Ltd. Hyndman Transport Limited	697999995 20140715 1011 1590 6479 as amended by 20170605 1451 1590 5240
Meridian Oncecap Credit Corp.	Hyndman Transport (1972) Limited	743811174 20180917 1255 1902 4499
Wells Fargo Equipment Finance Company	Hyndman Transport (1972) Limited	684128709 20130115 1642 8077 6489
Canadian Western Bank	Hyndman Transport Limited	732148632 20181106 1405 1462 4311 as amended by 20181213 1002 1462 8401 as amended by 20190124 1406 1462 9928 as amended by 20190125 1005 1462 0126
Canadian Western Bank	Hyndman Transport Limited	741787029 20180719 1404 1462 0027 as amended by 20180830 1407 1462 2561
Canadian Western Bank	Hyndman Transport Limited	732274384 20180315 1010 1462 3206

Schedule 7.4 - 3

Borrower's failure to complete and satisfy any of the above obligations on or before the date indicated above, or Borrower's failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate an automatic Event of Default.

Schedule 7.4 - 4

Schedule 9.1 – Collateral

The Collateral consists of all of each Credit Party's assets, including without limitation, all of each Credit Party's right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising, but excluding Excluded Property:
(a)
all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b)	all of each Credit Party's books and records relating to any of the foregoing; and
(c)
any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

"Excluded Property" shall mean, collectively, (i)  any Equity Interest in any Person that is not a Subsidiary to the extent that there is any agreement, contract or provision of law which prohibits the pledge thereof, requires the consent of any Person other than a Borrower, which prohibition has not been waived or which consent has not been obtained after having used commercially reasonable efforts to obtain such a waiver or consent (it being understood that, as of the Closing Date, the Equity Interests of All-Zone Logistics LLC are Excluded Property pursuant to this clause (i)), (ii) any Equity Interest in a Subsidiary to the extent that there is a provision of law applicable to it which prohibits the pledge of such Equity Interest, (iii) [reserved], (iv) any "intent to use" Trademark applications to the extent that, and solely during the period in which, the grant, attachment or enforcement of a security interest therein would, under applicable federal law, impair the registrability of such applications or the validity or enforceability of registrations issuing from such applications, (v) any equipment, rolling stock, or other vehicles, and proceeds thereof and attachments, components and similar de minimis assets relating thereto, that are subject to a purchase money Lien or a capital lease obligation permitted under the Agreement (or any Refinancing Debt thereof permitted under the Agreement), (vi) Deposit Accounts constituting Excluded Accounts under clause (c) of the definition of Excluded Accounts, and (vii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Borrower (or the assets subject thereto) if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein (or in the assets subject thereto) is prohibited as a matter of law or is prohibited by, or would invalidate the underlying rights of such Borrower in such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, the

Schedule 9.1 -1

foregoing exclusions of this clause (vii) shall in no way be construed (A) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (B) to apply to the extent that any consent or waiver has been obtained that would permit Agent's security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement); provided, that "Excluded Property" shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).
"Excluded Accounts" shall mean:  (a) deposit, disbursement, and securities accounts which have over the last thirty days of $250,000 or less in the aggregate for all such accounts at any time; (b) payroll accounts to the extent as of any date of determination do not contain in excess of $50,000 over the amount of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements; (c) deposit accounts subject to, and used solely in connection with, a Permitted Lien set forth in clauses (g), (h), (i), and (s) of the definition of Permitted Liens; and (d) deposit accounts with Star Financial Bank and Regions Bank having aggregate balances for all such accounts not to exceed $225,000, to the extent such deposit accounts serve as collateral for equipment financing arrangements with such banks.
Schedule 9.1 -2

Schedule 9.2
Location of Collateral
•	As of Closing, the chief executive office of each Borrower is 9503 East 33rd Street, Indianapolis, IN 46235.

	Owner/Lessee	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Approximate Size
1.	Celadon Realty, LLC	3400 West Market Street, York, PA	Owned	Wolf Distributing occupies 85% of the building; Remainder occupied by A&S.	340,000 total sf (300,000 warehouse 40,000 sf office space). On 23.58 acres; 1,027,145 Sq. Ft.
2.	Celadon Realty, LLC	9050 East 33rd Street, Indianapolis, IN	Owned	Leased to 160 Driving Academy (occupies approx. 60% of the building)	7.6 Acres; 44,000 sf
3.	Celadon Group, Inc.	9503-9517 East 33rd Street, Indianapolis, IN	Owned	N/A
#1: (Office) 33,626 Sq. Ft.

#2 Office/Lounge/Café 16,128 Sq. Ft.

#3: Dormatory 11,436 Sq. Ft.

 #4: Shop 41,900 Sq.
Ft. (Includes 4000 Office/Parts space)
#5 Russell Bldg.
42,000 Sq. Ft.

 #6 Medical Bldg.
1000 Sq. Ft.

4.	Celadon Trucking Services, Inc.	13601 Mercury Drive, Laredo, TX	Owned	N/A	#1 Garage 37,500 sf, one story. #2 Warehouse is two stories, first is 126,000 sf, second is 10,000 sf; 53.15 acres or 2,315,214 sq. ft.

	Owner/Lessee	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Approximate Size
5.	Taylor Express, Inc.	5417 US Highway 301 South, Hope Mills, NC	Owned	N/A	5.76 acre; 250,906 Sq. Ft.; 19,574 Sq. Ft. building
6.	Celadon Realty, LLC	5600 Midlothian Turnpike, Richmond, VA	Owned	N/A	#1 Office: 6800 (1 story) #2 Shop: 28,000 (2 stories) #3 Dock: 2880 16.47 acres or 717,587 Sq. Ft.
7.	Celadon Trucking Services, Inc.	9420 East 30th Street, Indianapolis, IN	Owned	Leased to 19th Capital Group, LLC	10 Acres
8.	Celadon Realty, LLC	9702 East 30th Street, Indianapolis, IN	Owned	Leased to 19th Capital Group, LLC	Consists of 3 buildings - 105,00 sf bldg; 25,000 sf bldg; 7300 sf (per Travelers CoreLogic report) 20 acres
9.	Celadon Realty, LLC	9920 East 30th Street, Indianapolis, IN	Owned	N/A	40585 Sq. Ft One story. 6.8 Acres
10.	Celadon Realty, LLC	10010 Conveyor Drive, Indianapolis, IN	Owned	Leased to 19th Capital Group, LLC	23.03 acre lot
11.	Celadon Realty, LLC	28055 Wick Road, Romulus, MI	Owned	N/A	6.78 acres; 295,512 Sq. Ft.; 41,600 sf 2 story, with 4,000 sf of office space on each floor

	Owner/Lessee	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Approximate Size
12.	Celadon Realty, LLC	2847 East 600 South, Warren, IN	Owned	N/A	#1 42,104.5 Sq. Ft. (Terminal) #2 40,950 Sq. Ft. (Warehouse) #3 24,220.5 Sq. Ft. (Warehouse) #4 49,920 Sq. Ft. (Warehouse) #5 5000 Sq. Ft (Shop/Parts) (162,194 Total Sq. Ft.) 28.5 Acres land
13.	Celadon Realty, LLC	221 Cockeysville Road, Hunt Valley/Cockeysville, MD	Owned	Partially leased to Marathon Roofing, LLC through 2020; A&S uses as well; lease some office space and some parking to A&S; lease some space to Logistics buyer – believe ~ 20,000 sq ft warehouse	1.8 Acres; 77,972 Sq. Ft.; 34,500 sf warehouse / 6,000 sq Office. One story bldg.
14.	Celadon Realty, LLC	110 East Oak Street, Butler, IN	Owned	N/A	1.82 acres, 44,224 Sq. Ft. warehouse with two offices (613 Sq. ft.), a lean to storage area of 6020 Sq. Ft., and a third concrete block storage building 1875 sq. ft.)
15.	Taylor Express, Inc.	1707 N. 5th Street, Union City, TN	Owned	N/A	9050 Sq. Ft. 25.67 Acres or 1,118,272 Sq ft
16.	Celadon Realty, LLC	5523 US Highway 301 South, Hope Mills, NC	Owned	N/A	4.30 acres; 187,308 Sq. Ft.

	Owner/Lessee	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Approximate Size
17.	Celadon Realty, LLC	Osborn Lot, Tallahassee Street and Crenshaw Avenue, Gadsden, AL	Owned	N/A	12.73 Acres; 554,519 Sq. Ft. (4 Lots)
18.	Vorbas, LLC	101 Dollar Street, Ottoville, OH	Owned	N/A	4 Parcels Totaling 4.18 acres; 181,873 Sq. Ft. 3500 sf. Shop, 1000 sf. Offices
19.	Vorbas, LLC	112/2708 Garford Avenue, Lima, OH	Owned	N/A	3 parcels totaling 3.09 acres or 134,513 Sq. ft. plus 2,880 sf. Pole barn
20.	Hyndman Transport Limited	50 Omands Creek Blvd., Winnipeg, MB, R2R 1V7	Owned	N/A	13.51 acres (+/- 588,496 sq feet), +/- 8.50 acres of excess land
21.	Hyndman Transport Limited	1001 Belmore Line, Wroxeter, ON, N0G 2X0	Owned	N/A	10.23 acres (+/- 445,619 sq feet) useable
22.	Hyndman Transport Limited	2616 Cedar Creek Road, Ayr, ON, N0B 1E0	Owned	N/A	11.72 acres (+/- 510,523 sq feet)
23.	Celadon Trucking Services, Inc.	2501 60th St., Hampton, VA	Leased	Jack's Properties, LLC	Office 1st Fl: 2820; Office 2nd Fl: 2460; Dock: 9450; Shop: 3600; Total: 18,330
24.	Celadon Group, Inc.	7240 I 35 E, Waxahachie, TX	Leased	7240 I-35 East, LLC; Subject to Sale-Leaseback arrangement; Subleased to 19th Capital Group, LLC	#1: 6400 Sq. Ft. (4,500 is finished office) #2: 2,400 Sq. Ft.
25.	Celadon Group, Inc.	2335 West Raymond Street, Indianapolis, IN	Leased	2335 W. Raymond St., LLC	30,700 sq feet/6.28 acres

	Owner/Lessee	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Approximate Size
26.	Celadon Trucking Services, Inc.	1245 West Grand Avenue, Rainbow City, AL	Leased	Multico Inc.; Lease with option to purchase	Office 2 floors 3600 sq. ft. each (7200 total); 2400 Sq. Ft. warehouse, Maintenance Bldg. 16,100 Sq. Ft., 2400 Sq Ft. area with roof only. Site is 15 acres
27.	Celadon Realty, LLC	9801 E. 102nd Avenue, Henderson, CO	Leased	RLF I-C SPE, LLC	7 acres, Bldg 1 - 42,600 sf + 2277 sf office space
28.	Distribution, Inc. (FTL)	16795 SE Evelyn St, Clackamas, OR	Leased	Berry Properties L.L.C.	Terminal Only; office space is 5,000 sf and 3 stories, shop is 15,000 sf and 1 story.
29.	Distribution, Inc. (FTL)	2345 NE Spalding St, Grants Pass, OR	Leased	Spalding & Son, Incorporated	6 Bay cross dock, cargo, trailers, office (5-6 ppl); 2500 sf of office space; 20,000 sf warehouse
30.	Celadon Trucking Services, Inc.	1255 NC Hwy. 66 S., Kernersville, NC	Leased	YRC Inc.	1500 Sq. Ft. Office/100 Trailer Parking Spaces
31.	Hyndman Transport Limited	1325 Des Riveurs, Levis, PQ, G6V 0A2	Leased	Societe Immobiliere P3 Inc.
32.	Hyndman Transport Limited	1805 Chemin St. Francois, Dorval, PQ, H9P 2S1	Leased	Transport Schonfield Inc. (Div 115522 Canada Inc.)
33.	Hyndman Transport Limited	1133 Finch Ave. W., North York, ON, M3J 2E5	Leased	Hilliard Cooney Limited
34.	Hyndman Transport Limited	Wellings Road & Fleet St., Regina, SK	Leased	Kearns Truck & Trailer

	Owner/Lessee	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Approximate Size
35.	Hyndman Transport Limited	8450 Venture Ave. SE, Calgary, AB, T3S 0A2	Leased	Railroad Runner Container Services Ltd.
36.	Hyndman Transport Limited	11459 – 149 Street, Edmonton, AB, T5M 1W8	Leased	1731739 Alberta Ltd.

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